EXHIBIT 99.1
ITEM 6.                 SELECTED FINANCIAL DATA

SELECTED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial and operating data as of the dates and for the periods indicated. You should read these data together with Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this Form 8-K. The selected historical consolidated statement of operations data for each of the years in the three-year period ended December 31, 2006 have been derived from our audited consolidated financial statements which are included elsewhere in this Form 8-K. The selected historical consolidated statements of operations data for the fiscal years ended December 31, 2003 and 2002 and historical consolidated balance sheet data as of December 31, 2004, 2003 and 2002 have been derived from our consolidated financial information not included in this Form 8-K. Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share amounts)

Statement of Operations Data (1):
Revenues	$310,630	$287,368	$248,508	$187,488	$132,050
Cost and expenses:
Educational services and facilities (2)	129,311	114,161	97,439	78,610	61,555
Selling, general and administrative (3)	151,136	138,125	124,034	92,228	67,352
(Gain) loss on sale of assets	(435)	(7)	368	(22)	(1,082)
Total costs & expenses	280,012	252,279	221,841	170,816	127,825
Operating income	30,618	35,089	26,667	16,672	4,225
Other:
Gain on sale of securities	-	-	-	211	-
Interest income	981	775	104	133	212
Interest expense (4)	(2,291)	(2,892)	(3,002)	(2,745)	(2,931)
Other (loss) income	(132)	243	42	307	-
Income from continuing operations before income taxes	29,176	33,215	23,811	14,578	1,506
Provision for income taxes	12,092	12,931	9,904	5,751	196
Income from continuing operations	17,084	20,284	13,907	8,827	1,310
Loss from discontinued operations, net of income taxes	(1,532)	(1,575)	(929)	(608)	(1,984)
Net income (loss)	$15,552	$18,709	$12,978	$8,219	$(674)
Basic
Earnings per share from continuing operations	$0.67	$0.86	$0.64	$0.41	$0.06
Loss per share from discontinued operations	(0.06)	(0.06)	(0.04)	(0.03)	(0.09)
Net income (loss) per share	$0.61	$0.80	$0.60	$0.38	$(0.03)
Diluted
Earnings per share from continuing operations	$0.65	$0.83	$0.60	$0.39	$0.06
Loss per share from discontinued operations	(0.05)	(0.07)	(0.04)	(0.02)	(0.09)
Net income (loss) per share	$0.60	$0.76	$0.56	$0.37	$(0.03)
Weighted average number of common shares outstanding:
Basic	25,336	23,475	21,676	21,667	21,662
Diluted	26,086	24,503	23,095	22,364	21,662
Other Data:
Capital expenditures	$19,341	$22,621	$23,813	$13,154	$3,598
Depreciation and amortization	13,829	12,099	9,870	9,166	6,566
Number of campuses	34	31	25	20	20
Average student population	17,397	17,064	15,401	11,771	8,695
Balance Sheet Data:
Cash and cash equivalents	$6,461	$50,257	$41,445	$48,965	$11,079
Working (deficit) capital (5)	(20,943)	8,531	4,570	13,402	(11,287)
Total assets	226,216	214,792	162,729	139,355	92,562
Total debt (6)	9,860	10,768	46,829	43,060	22,682
Total stockholders' equity	151,783	135,990	58,086	42,924	33,905

(1)            Reclassified to reflect the reporting of discontinued operations.

(2)            Educational services and facilities expenses include a charge of $0.2 million for the year ended December 31, 2005 related to catch-up depreciation resulting from the reclassification of our property in Indianapolis, Indiana from property held for sale to property, equipment and facilities as of September 30, 2005.

(3)            Selling, general and administrative expenses include (a) a $2.1 million charge for the year ended December 31, 2004 to give effect to the one-time write-off of deferred offering costs, (b) compensation costs of approximately $1.2 million, $1.3 million, $1.8 million, $0.8 million and $0.5 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, related to the adoption of SFAS No. 123R, "Share Based Payment," (c) a $0.7 million one-time non-cash charge for the year ended December 31, 2004 related to the timing of rent expense for our schools during the period of construction of leasehold improvements and to align the depreciation lives of our leasehold improvements to the terms of our noncancellable leases, including renewal options, (d) a $0.5 million write-off for the year ended December 31, 2005 resulting from our decision not to purchase the site we had considered for expansion of our facility in Philadelphia, Pennsylvania, and (e) $0.9 million of re-branding cost for the year ended December 31, 2006.

(4)             Interest expense includes a $0.4 million non-cash charge for the year ended December 31, 2005 resulting from the write-off of deferred finance costs under our previous credit agreement.

(5)             Working (deficit) capital is defined as current assets less current liabilities.

(6)             Total debt consists of long-term debt including current portion, capital leases, auto loans and a finance obligation of $9.7 million for each of the years in the five year period ended December 31, 2006 incurred in connection with a sale-leaseback transaction as further described in Note 9 to the consolidated financial statements included in this Form 8-K.

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the “Selected Financial Data,” “Forward Looking Statements” and the consolidated financial statements and the related notes thereto included elsewhere in this Form 8-K. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors,” “Forward Looking Statements” and elsewhere in this Form 8-K and in our Annual Report on Form 10-K for the year ended December 31, 2006.

GENERAL

We are a leading and diversified for-profit provider of career-oriented post-secondary education. We offer recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and spa and culinary. Each area of study is specifically designed to appeal to and meet the educational objectives of our student population, while also satisfying the criteria established by industry and employers. The resulting diversification limits dependence on any one industry for enrollment growth or placement opportunities and broadens potential branches for introducing new programs. As of December 31, 2006, we enrolled 16,598 students at our 34 campuses across 17 states.  These amounts exclude information related to the three schools closed in 2007.  Our campuses primarily attract students from their local communities and surrounding areas, although our five destination schools attract students from across the United States, and in some cases, from abroad.

As of January 2007, we had completed our re-branding initiative. As a result, 26 of our 34 campuses nationwide now operate under the Lincoln name. In addition to Lincoln College Online, we now operate 5 related brands: Lincoln Technical Institute, Lincoln College of Technology, Nashville Auto-Diesel College (NADC), Southwestern College and Euphoria. Uniform national brands are expected to allow us greater advertising leverage and consistency of message, which will serve to strengthen appeal to students in both local and destination markets. Lincoln’s Cittone Institute schools in New Jersey and Pennsylvania as well as the Massachusetts and Rhode Island Career Education Institute (CEI) schools were re-branded as Lincoln Technical Institute. The West Palm Beach campuses (Formerly New England Institute of Technology), Marietta, Georgia, Norcross, Georgia, and Henderson, Nevada campuses (formerly Career Education Institute - CEI), the Connecticut campuses (formerly New England Technical Institute, or NETI) and Denver, Colorado, were re-branded Lincoln College of Technology. Included in selling, general and administrative expenses for the year ended December 31, 2006 are approximately $0.9 million of costs incurred in connection with this initiative.

From 1999 through December 31, 2006, we increased our geographic footprint and added 17 additional schools through our acquisitions of: Denver Automotive & Diesel College in 2000 (one school), Career Education Institute in 2001 (two schools), Nashville Auto-Diesel College in 2003 (one school), Southwestern College in 2004 (five schools), New England Technical Institute (four schools) in January 2005, Euphoria Institute of Beauty Arts and Sciences (two schools) in December 2005 and New England Institute of Technology at Palm Beach, Inc. in May 2006 (two schools). Our campuses, a majority of which serve major metropolitan markets, are located throughout the United States. Five of our campuses are destination schools, which attract students from across the United States and, in some cases, from abroad. Our other campuses primarily attract students from their local communities and surrounding areas. All of our schools are nationally accredited and are eligible to participate in federal financial aid programs. Southwestern College received an executed provisional program participation agreement from the DOE. In connection with each of our acquisitions of New England Technical Institute, Euphoria Institute of Beauty Arts & Sciences, and New England Institute of Technology at Palm Beach, we received an executed provisional program participation agreement from the DOE.

Our revenues consist primarily of student tuition and fees derived from the programs we offer and are presented as revenues after reductions related to scholarships for students who withdraw from our programs prior to specified dates. We recognize revenues from tuition and one-time fees, such as application fees, ratably over the length of a program, including internships or externships that take place prior to graduation. We also earn revenues from our bookstores, dormitories, cafeterias and contract training services. These non-tuition revenues are recognized upon delivery of goods or as services are performed and represent less than 10% of our revenues.

Tuition varies by school and by program and on average we increase tuition once a year by 2% to 5%. Our ability to raise tuition is influenced by the demand for our programs and by the rate of tuition increase at other post-secondary schools. If historical trends continue, we expect to be able to continue to raise tuition annually at comparable rates.

We have historically enjoyed strong revenue growth. In 2006, our growth resulted from strategic acquisitions and prior to 2006 we also enjoyed strong organic growth. Our revenues have increased 8.1% and 15.6% in 2006 and 2005, respectively, over the prior years as we grew from 25 campuses at December 31, 2004 to 34 campuses at December 31, 2006. During this same time period our average student population increased from 15,401 for the year ended December 31, 2004 to 17,397 for the year ended December 31, 2006. While we expect to increase our revenues and enrollments in the foreseeable future as a result of both organic growth and strategic acquisitions, we can give no assurance as to our ability to continue to increase our revenues at historical rates and expect our rate of revenue increases to moderate over time as we become a larger and more mature company.

Our operating expenses while also a function of our revenue growth also contain a high fixed cost component. Our educational services and facilities expenses and selling, general and administrative expenses as a percentage of revenue increased in 2006 from 2005 levels as we experienced lower student enrollments and thus lower capacity utilization across our schools. Our educational services and facilities expenses as a percentage of revenues increased to 41.6% in 2006 from 39.7% in 2005 and 39.2% in 2004, and selling, general and administrative expenses increased as a percentage of revenue to 48.7% in 2006 from 48.1% in 2005 and decreased from 49.9% in 2004. We expect that in the future these expenses will decline slightly as a percentage of revenues as we achieve better operating efficiencies and utilization at our schools.

Our revenues are directly dependent on our average number of students enrolled and the particular courses they are taking. Our enrollment is influenced by the number of new students starting, re-entering, graduating and withdrawing from our schools. In addition, our programs range from 14 to 105 weeks and students attend classes for different amounts of time per week depending on the school and program in which they are enrolled. Because we start new students every month, our total student population changes monthly. The number of students enrolling or re-entering our programs each month is driven by the demand for our programs, the effectiveness of our marketing and advertising, the availability of financial aid and other sources of funding, the number of recent high school graduates and seasonality. Our retention and graduation rates are influenced by the quality and commitment of our teachers and student services personnel, the effectiveness of our programs, the placement rate and success of our graduates and the availability of financial aid. Although similar courses have comparable tuition rates, the tuition rates vary among our numerous programs. As more of our schools receive approval to offer associate degree programs, which are longer than our diploma degree programs, we would expect our average enrollments and the average length of stay of our students to increase.

The majority of students enrolled at our schools rely on funds received under various government-sponsored student financial aid programs to pay a substantial portion of their tuition and other education-related expenses. The largest of these programs are Title IV Programs which represented approximately 80.1% of our cash receipts relating to revenues in 2006.

We extend credit for tuition and fees to many of our students that are in attendance in our campuses. In addition, we also participated in a private recourse lending agreement with SLM Financial Corporation where we had credit risk for student loan defaults up to 30% of funds disbursed under the agreement. The agreement had a disbursement limit of $6 million. The agreement terminated by its terms on June 30, 2006. Our credit risk is mitigated through the student’s participation in federally funded financial aid programs unless students withdraw prior to the receipt by us of Title IV funds for those students. Under Title IV programs, the government funds a certain portion of a students’ tuition, with the remainder, referred to as “the gap,” financed by students themselves under private party loans, including credit extended by us. The gap amount has continued to increase over the last several years as we have raised tuition on average for the last several years by 2% to 5% per year, while funds received from Title IV programs have remained constant. Thus, a significant number of students are required to finance amounts that could range between $2,000, and in some cases, as much as $14,000 per year. As a result of the above, during 2006 our bad debt expense as a percentage of revenues increased to 4.9% from 3.7% and 3.5%, respectively in 2005 and 2004.

All institutions participating in Title IV Programs must satisfy specific standards of financial responsibility. The DOE evaluates institutions for compliance with these standards each year, based on the institution’s annual audited financial statements, as well as following a change in ownership resulting in a change of control of the institution.

Based on audited financial statements for the 2006, 2005 and 2004 fiscal years our calculations result in a composite score of 1.7, 2.5 and 1.8, respectively. The DOE has confirmed that we received a passing composite score of 1.5 or more for the 2003 fiscal year. However, as a result of the corrections of certain errors, including accounting for advertising costs, a sale leaseback transaction, rent and certain other individually insignificant adjustments, in our prior financial statements, the DOE recomputed our consolidated composite scores for the years ended December 31, 2001 and 2002 and concluded that the recomputed consolidated composite scores for those two years were below 1.0. In addition, we identified certain additional errors in our financial statements for the year ended December 31, 2003 relating to our accounting for stock-based compensation and accrued bonuses that did not result in a recomputation of our 2003 composite score. The DOE has informed us that as a result, for a period of three years effective December 30, 2004, all of our current and future institutions have been placed on "Heightened Cash Monitoring, Type 1 status." As a result, we are subject to a less favorable Title IV fund payment system that requires us to credit student accounts before drawing down Title IV funds and are also required to timely notify the DOE with respect to certain enumerated oversight and financial events. The DOE also informed us that these corrections will be taken into consideration when each of our institutions applies for recertification of its eligibility to participate in Title IV Programs. When each of our institutions is next required to apply for recertification to participate in Title IV Programs, we expect that the DOE will also consider our audited financial statements and composite scores for our most recent fiscal year as well as for other fiscal years after 2001 and 2002. Additionally, since the DOE concluded that the previously computed composite scores for 2001 and 2002 were overstated, we agreed to pay $165,000 to the DOE, pursuant to a settlement agreement, with respect to compliance issues related to this matter. We paid this amount on March 3, 2005.

Although no assurance can be given, we do not believe that the actions of the DOE specified above will have a material effect on our financial position, results of operations or cash flows since we have always operated our business in a manner similar to an institution operating under "Heightened Cash Monitoring, Type 1 status" and accordingly, it has been our policy to credit student accounts before drawing down Title IV funds. We also do not believe the additional reporting requirements will cause an undue burden on our operations.

An institution is required to operate under "Heightened Cash Monitoring, Type 1 status," if it has a composite score between 1.0 and 1.4. If an institution's composite score is below 1.0, the institution is considered by the DOE to lack financial responsibility and, as a condition of Title IV Program participation, the institution may be required to, among other things, post a letter of credit in an amount of at least 10 to 50 percent of the institution's annual Title IV Program participation for its most recent fiscal year. A composite score under 1.0 in any future year could have an adverse effect on our operations and would result in a default under our new credit agreement and could result in an acceleration of the debt under our new credit agreement.

The operating expenses associated with an existing school do not increase proportionally as the number of students enrolled at the school increases. We categorize our operating expenses as (1) educational services and facilities and (2) selling, general and administrative.

•
Major components of educational services and facilities expenses include faculty compensation and benefits, expenses of books and tools, facility rent, maintenance, utilities, depreciation and amortization of property and equipment used in the provision of education services and other costs directly associated with teaching our programs and providing educational services to our students.

•
Selling, general and administrative expenses include compensation and benefits of employees who are not directly associated with the provision of educational services (such as executive management and school management, finance and central accounting, legal, human resources and business development), marketing and student enrollment expenses (including compensation and benefits of personnel employed in sales and marketing and student admissions), costs to develop curriculum, costs of professional services, bad debt expense, rent for our corporate headquarters, depreciation and amortization of property and equipment that is not used in the provision of educational services and other costs that are incidental to our operations. All marketing and student enrollment expenses are recognized in the period incurred.

We use advertising to attract a substantial portion of our yearly student enrollments. While we utilize a mix of different advertising mediums, including television, internet and direct mail, we rely heavily on television advertising. The cost of television advertising has been increasing faster than the pace of student tuition increases and the cost of living index. Continued increases in the cost of television advertising may have a material impact on our operating margins.

External costs associated with the implementation of our student management and reporting system decreased over the last year as we utilized more internal staff in continuing the rollout of a new student management and reporting system. We expect the roll-out of this system to continue through the third quarter of 2007. We believe that the investment in our student management and reporting system will improve services to students and our ability to integrate new schools into our operations, if and when new schools are opened or acquired. We anticipate that the cost to complete the continued roll-out of our new student management and reporting system will be approximately $0.5 million. We anticipate funding these costs with cash provided by operating activities and cash on hand or alternatively with borrowings under our credit agreement. Included in selling, general and administrative expenses are costs related to this roll out of approximately $0.4 million, $1.8 million and $0.5 million, respectively for each of the three years ended December 31, 2006.

Costs related to developing and starting-up new facilities are expensed as incurred. Costs related to our start up facility in Queens, New York, which opened March 27, 2006, were approximately $0.9 million, $1.6 million and $0.1 million, for each of the three years in the period ended December 31, 2006.

DISCONTINUED OPERATIONS

On July 31, 2007 the Company’s Board of Directors approved a plan to cease operations at the Company’s Plymouth Meeting, Pennsylvania, Norcross, Georgia and Henderson, Nevada campuses.  As a result of the above decision, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 30, 2007 all operations have ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

As a result of the cessation of operations at these three campuses as of September 30, 2007, they have been reported as discontinued operations as follows:

	Year Ended
	2006	2005	2004
Revenues	$10,876	$11,853	$12,725

Operating expenses	(13,493)	(14,432)	(14,316)
Loss from discontinued operations	(2,617)	(2,579)	(1,591)
Benefit for income taxes	(1,085)	(1,004)	(662)

Net loss from discontinued operations	$(1,532)	$(1,575)	$(929)

ACQUISITIONS

Acquisitions have been, and will continue to be, a component of our growth strategy. We have a team of professionals who conduct financial, operational and regulatory due diligence as well as a team that integrates acquisitions with our policies, procedures and systems.

On May 22, 2006, a wholly-owned subsidiary of the Company, acquired all of the outstanding common stock of New England Institute of Technology at Palm Beach, Inc., or FLA, for approximately $40.1 million. The purchase price was $32.9 million, net of cash acquired plus the assumption of a mortgage note for $7.2 million. The FLA purchase price has been allocated to identifiable net assets with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

On December 1, 2005, a wholly-owned subsidiary of the Company acquired all of the rights, title and interest in the assets of Euphoria Institute LLC, or EUP, for approximately $9.2 million, net of cash acquired.

On January 11, 2005, a wholly-owned subsidiary of the Company acquired all of the rights, title and interest in the assets of New England Technical Institute, or NETI, for approximately $18.8 million, net of cash acquired.

On January 23, 2004, the Company acquired all of the rights, title and interest in the assets of the Southwestern College of Business, Inc., or Southwestern or SWC, for approximately $14.5 million, net of cash acquired. Included in this purchase price is certain real estate which was acquired from Southwestern for $0.7 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussions of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, goodwill and other intangible assets, income taxes and certain accruals. Actual results could differ from those estimates. The critical accounting policies discussed herein are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not result in significant management judgment in the application of such principles. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result from the result derived from the application of our critical accounting policies. We believe that the following accounting policies are most critical to us in that they represent the primary areas where financial information is subject to the application of management's estimates, assumptions and judgment in the preparation of our consolidated financial statements.

Revenue recognition.    Revenues are derived primarily from programs taught at our schools. Tuition revenues and one-time fees, such as nonrefundable application fees, and course material fees are recognized on a straight-line basis over the length of the applicable program, which is the period of time from a student's start date through his or her graduation date, including internships or externships that take place prior to graduation. If a student withdraws from a program prior to a specified date, any paid but unearned tuition is refunded. Refunds are calculated and paid in accordance with federal, state and accrediting agency standards. Other revenues, such as textbook sales, tool sales and contract training revenues are recognized as services are performed or goods are delivered. On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as unearned tuition.

Allowance for uncollectible accounts.    Based upon experience and judgment, we establish an allowance for uncollectible accounts with respect to tuition receivables. We use an internal group of collectors, augmented by third-party collectors as deemed appropriate, in our collection efforts. In establishing our allowance for uncollectible accounts, we consider, among other things, a student's status (in-school or out-of-school), whether or not additional financial aid funding will be collected from Title IV Programs or other sources, whether or not a student is currently making payments, and overall collection history. Changes in trends in any of these areas may impact the allowance for uncollectible accounts. The receivables balances of withdrawn students with delinquent obligations are reserved for based on our collection history. Although we believe that our reserves are adequate, if the financial condition of our students deteriorates, resulting in an impairment of their ability to make payments, additional allowances may be necessary, which will result in increased selling, general and administrative expenses in the period such determination is made.

Our bad debt expense as a percentage of revenues for the years ended December 31, 2006, 2005 and 2004 was 4.9%, 3.7% and 3.5%, respectively. Our exposure to changes in our bad debt expense could impact our operations. A 1% increase in our bad debt expense as a percentage of revenues for the years ended December 31, 2006, 2005 and 2004 would have resulted in an increase in bad debt expense of $3.1 million, $2.9 million and $2.5 million, respectively.

Because a substantial portion of our revenues is derived from Title IV Programs, any legislative or regulatory action that significantly reduces the funding available under Title IV Programs or the ability of our students or schools to participate in Title IV Programs could have a material effect on the realizability of our receivables.

Goodwill.    We test our goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its fair value to its carrying value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. If we determine that impairment has occurred, we are required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill and other indefinite-lived intangible assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact these judgments in the future and require an adjustment to the recorded balances.

Goodwill represents a significant portion of our total assets. As of December 31, 2006, goodwill represented approximately $85.0 million, or 37.6%, of our total assets. At December 31, 2006, we tested our goodwill for impairment utilizing a market capitalization approach and determined that we did not have an impairment.

Stock-based compensation.    We currently account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123R, “Share Based Payment.”  Effective January 1, 2004, we elected to change our accounting policies from the use of the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-Based Compensation" to the fair value-based method of accounting for options as prescribed by SFAS No. 123 “Accounting for Stock-Based Compensation”. As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation—Transitions and Disclosure—an amendment to SFAS Statement No. 123," we elected to retroactively restate all periods presented. Because no market for our common stock existed prior to our initial public offering, our board of directors determined the fair value of our common stock based upon several factors, including our operating performance, forecasted future operating results, and our expected valuation in an initial public offering.

Prior to our initial public offering, we valued the exercise price of options issued to employees using a market based approach. This approach took into consideration the value ascribed to our competitors by the market. In determining the fair value of an option at the time of grant, we reviewed contemporaneous information about our peers, which included a variety of market multiples, including, but not limited to, revenue, EBITDA, net income, historical growth rates and market/industry focus. During 2004, the value we ascribed to stock options granted was based upon our anticipated initial public offering as well as discussions with our investment advisors. Due to the number of peer companies in our sector, we believed using public company comparisons provided a better indication of how the market values companies in the for-profit post secondary education sector.

During 2005, we adopted the provisions of SFAS No. 123R, “Share Based Payment”. The adoption of SFAS No. 123R did not have a material impact on our financial statements.

Bonus costs.    We accrue the estimated cost of our bonus programs using current financial and statistical information as compared to targeted financial achievements and actual student graduate outcomes. Although we believe our estimated liability recorded for bonuses is reasonable, actual results could differ and require adjustment of the recorded balance.

Results of Continuing Operations for the Three Years Ended December 31, 2006

The following table sets forth selected consolidated statements of continuing operations data as a percentage of revenues for each of the periods indicated:

	Year Ended December 31,
	2006	2005	2004
Revenues	100.0%	100.0%	100.0%
Costs and expenses:
Educational services and facilities	41.6%	39.7%	39.2%
Selling, general and administrative	48.7%	48.1%	49.9%
(Gain) loss on sale of assets	(0.1)%	0.0%	0.1%
Total costs and expenses	90.1%	87.8%	89.3%
Operating income	9.9%	12.2%	10.7%
Interest expense, net	(0.5)%	(0.7)%	(1.1)%
Other income	0.0%	0.1%	0.0%
Income from continuing operations before income taxes	9.4%	11.6%	9.6%
Provision for income taxes	3.9%	4.5%	4.0%
Income from continuing operations	5.5%	7.1%	5.6%

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.    Revenues increased by $23.3 million, or 8.1%, to $310.6 million for 2006 from $287.4 million for 2005. Approximately $5.4 million and $10.4 million, respectively, of this increase was a result of our acquisition of Euphoria on December 1, 2005 and our acquisition of New England Institute of Technology at Palm Beach, Inc. (“FLA”), on May 22, 2006. The remainder of the increase was due to tuition increases, which ranged between 2% and 5% annually depending on the program. Substantially all of our revenues consist of student tuition. For the year ended December 31, 2006, our average undergraduate full-time student enrollment increased 2.0% to 17,397 compared to 17,064 for the year ended December 31, 2005. Excluding our acquisition of Euphoria and FLA, our average undergraduate student enrollment decreased by 3.4% to 16,492.

Historically, our schools have lower student populations in our first and second quarters and we have experienced large class starts in the third and fourth quarters. Our second half growth is largely dependent on a successful high school recruiting season. We recruit our high school students several months ahead of their scheduled start dates, and thus, while we have visibility on the number of students who have expressed interest in attending our schools, we cannot predict with certainty the actual number of new student starts and its related impact on revenue.

As the third quarter of 2006 progressed, we experienced erosion between the number of students who expressed an interest in attending our schools and enrolled, and those that commenced classes. Many of these prospective students chose immediate employment, rather than pursuing education in the near term. Moreover, we believe the attractive job market further elevated sensitivity levels regarding the affordability of education, given the attractive alternative of immediate employment.

Educational services and facilities expenses.    Our educational services and facilities expenses increased by $15.2 million, or 13.3%, to $129.3 million for 2006 from $114.2 million for 2005. Our acquisitions of Euphoria and FLA accounted for $8.0 million or 52.6% of this increase. Excluding Euphoria and FLA, instructional expenses and books and tools expense increased by $3.5 million or 5.7% and $1.2 million or 9.4%, respectively, over the prior year primarily due to increased compensation and benefits expenses and due to higher costs of books and tools. The remainder of the increase in educational services and facilities expenses was primarily due to facilities expenses which increased $2.5 million over the prior year. Of this amount approximately $0.8 million represented additional rent expense in 2006 due to our expanded campus facilities in Lincoln, Rhode Island and NETI as well as from normal rent escalation clauses. During the year we also experienced increased costs for insurance and real estate taxes, which increased approximately $0.4 million from the prior year, utilities which increased approximately $0.5 million over the prior year and from repairs and maintenance expenses, which increased approximately $0.4 million over the prior year. Educational services and facilities expenses as a percentage of revenues increased to 41.6% of revenues for 2006 from 39.7% for 2005.

Selling, general and administrative expenses.    Our selling, general and administrative expenses for the year ended December 31, 2006 were $151.1 million, an increase of $13.0 million, or 9.4%, from $138.1 million for 2005. Approximately $1.5 million and $4.0 million of this increase were attributed to our acquisitions of Euphoria and FLA, respectively. The remainder of the increase was primarily due to: (a) a $1.4 million or 4.8% increase in sales expense resulting mainly from incremental compensation and benefit expenses related to additional sales representatives; (b) an 10.0%, or $2.6 million, increase in marketing costs as a result of increased advertising expenses associated with student leads and enrollment; (c) a $3.5 million or 5.1% increase in administrative expenses, excluding Euphoria and FLA, over the prior year. The increase in administrative expenses included approximately $0.9 million of re-branding costs incurred during the year. The remainder of the increase in administrative expenses was attributable to a higher provision for bad debts in 2006 as compared to 2005. Bad debt expense in 2006 increased by $4.5 million from $10.6 million in 2005 to $15.1 million for the year ended December 31, 2006. This increase was due to several factors, including (1) higher accounts receivable balances throughout the year as compared to prior year, (2) increased loans to our students under a recourse agreement we entered into in 2005 with SLM Financial Corporation (SLM) to provide private recourse loans to qualifying students, and (3) the effect of increasing the payment terms on the self finance portion of their tuition to some of our students from 5 years to 7 years. Accounts receivable throughout the year included five new campuses that did not exist in 2005 (our two Euphoria and two FLA campuses as well as our new Queens, New York campus). Under the terms of the SLM agreement, we are required to fund up to 30% of all loans disbursed into a deposit account, which may ultimately be utilized to purchase loans in default. As of December 31, 2006, we had reserved $1.5 million under this agreement, which represents an increase of $1.1 million from amounts reserved at December 31, 2005. Funding under this agreement terminated by its terms on June 30, 2006.

These increases were partially offset by lower expenses incurred in rolling out our campus management and reporting system as well as lower compensation expense, primarily resulting from a decrease in bonuses to be paid. As a percentage of revenue, selling, general and administrative expenses increased to 48.7% of revenues for 2006 from 48.1% for 2005.

Interest income.    Interest income increased to $1.0 million for the year ended December 31, 2006, an increase of $0.2 million from interest income of $0.8 million for 2005. The increase in interest income for the year was due to higher average cash balances during the year, resulting from receipt of $56.3 million of net proceeds from our initial public offering in June 2005 and cash generated by operations.

Interest expense. Interest expense decreased $0.6 million, or 20.8%, to $2.3 million for 2006 from $2.9 million for 2005. This decrease was primarily due to a decrease in our average debt balance outstanding as we utilized a portion of the proceeds from our initial public offering to pay down all amounts outstanding under our previous credit agreement in 2005. Interest expense for the year ended December 31, 2005 also included approximately $0.4 million related to the write-off of deferred financing costs under our previous credit agreement.

Income taxes.    Our provision for income taxes for the year ended December 31, 2006 was $12.1 million, or 41.4% of pretax income, compared to $12.9 million, or 38.9% of pretax income for the year ended December 31, 2005. The increase in effective tax rate for the year ended December 31, 2006 is attributable to the recognition of a tax benefit of $0.8 million in 2005 related to the favorable resolution of a tax contingency.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues.    Revenues increased by $38.9 million, or 15.6%, to $287.4 million for 2005 from $248.5 million for 2004. Of this increase, approximately $16.7 million, or 6.7%, was attributable to the acquisition of New England Technical Institute, or NETI, on January 11, 2005, while the remainder of the increase was primarily due to a 3.6% increase in our average undergraduate full-time student population, which increased to 15,948 for the year ended December 31, 2005, exclusive of NETI, as compared to 15,401 for the year ended December 31, 2004, as well as from tuition increases, which ranged between 2% and 5% annually depending on the program. Growth in average student population was driven by increased demand for our health sciences and automotive programs and partially offset by decreased demand for our information technology programs. Average student population for the year ended December 31, 2005 was 17,064 students, representing an increase of 10.8% compared to average student enrollment of 15,401 for the year ended December 31, 2004.

Educational services and facilities expenses.    Our educational services and facilities expenses increased by $16.7 million, or 17.2%, to $114.2 million for 2005 from $97.4 million for 2004. Our acquisition of NETI accounted for 10.3%, or $10.0 million, of this increase. Instructional expenses increased by 4.1% over the prior year primarily due to increased compensation and benefits expenses. The increase in average student population also resulted in an increase in books and tools expenses, which increased 8.3% for the year. The remainder of the increase in educational services and facilities expenses was primarily due to facilities expenses which increased $3.5 million over the prior year. Of this amount approximately $1.3 million represented additional rent expense in 2005 as compared to prior year rent due on our new Queens, New York facility, our expanded campus facilities in Lincoln, Rhode Island and Marietta, Georgia, which opened in the latter part of 2004, and the expansion of our corporate facilities in February 2005. The increase in our facilities expenses also resulted from an increase in student meal plan expense of approximately $0.8 million due to new cafeteria facilities at our Indianapolis, Indiana facility as well as increased population at our other destination schools. Our facilities expenses also included a charge of $0.2 million related to catch-up depreciation resulting from the reclassification of our property in Indianapolis, Indiana from property held for sale to property, equipment and facilities as of September 30, 2005. Educational services and facilities expenses as a percentage of revenues increased to 39.7% of revenues for 2005 from 39.2% for 2004.

Selling, general and administrative expenses.    Our selling, general and administrative expenses for the year ended December 31, 2005 were $138.1 million, an increase of $14.1 million, or 11.4%, from $124.0 million for 2004. Approximately $5.8 million, or 4.7%, of this increase was attributed to our acquisition of NETI in January 2005. The remainder of the increase was primarily due to: (a) a 5.5% increase in sales expense resulting mainly from incremental compensation and benefit expenses related to additional sales representatives; (b) a 19.0%, or $3.9 million increase in marketing costs as a result of increased advertising expenses associated with student leads and enrollment; and (c) a 9.2% increase in student services expense as a result of our 3.6% growth in average student population as well as increased expenses incurred to bus our students at some of our campuses. For additional information on our accounts receivable balances, see “Operating Activities “below.

Additionally, for the year ended December 31, 2005, administrative expenses increased $1.8 million over the prior year. This increase includes approximately $0.5 million of costs that we wrote-off in December 2005 resulting from our decision not to pursue the acquisition of a site we had identified for expanding our facility in Philadelphia, Pennsylvania. In December 2005, we made this decision due to delays in obtaining the necessary variances from the city. The implementation of our student management and reporting system also resulted in approximately $1.3 million of increased costs over 2004. These increases were partially offset in 2005 with lower compensation expense, primarily resulting from a decrease of bonuses to be paid in 2005 as compared to 2004. Selling, general and administrative expenses as a percentage of revenues decreased to 48.1% of revenues for 2005 from 49.9% for 2004.

Interest income.    Interest income increased to $0.8 million for the year ended December 31, 2005, an increase of $0.7 million from interest income of $0.1 million for 2004. The increase in interest income for the year was due to higher average cash balances during the year, resulting from higher cash generated by operations as well as our receipt of $56.3 million of net proceeds from our initial public offering.

Interest expense.    Interest expense decreased $0.1 million, or 3.7%, to $2.9 million for 2005 from $3.0 million for 2004. This decrease was primarily due to a decrease in our average debt balance outstanding as we utilized a portion of the proceeds from our initial public offering to pay down all amounts outstanding under our previous credit agreement. Interest expense for the year ended December 31, 2005 also included approximately $0.4 million related to the write-off of deferred financing costs under our previous credit agreement.

Income taxes.    Our provision for income taxes for the year ended December 31, 2005 was $12.9 million, or 38.9% of pretax income, compared to $9.9 million, or 41.6% of pretax income for the year ended December 31, 2004. The lower effective tax rate for the year ended December 31, 2005 was primarily attributable to the recognition of a benefit of $0.8 million related to the favorable resolution of a tax contingency.

LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirements are for facilities expansion and maintenance, acquisitions and the development of new programs. Our principal sources of liquidity have been cash provided by operating activities and borrowings under our credit agreement. The following chart summarizes the principal elements of our cash flow for the past three fiscal years ended December 31, 2006:

Cash Flow Summary

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Net cash provided by operating activities	$15,258	$38,966	$26,674
Net cash used in investing activities	$(52,160)	$(50,397)	$(38,311)
Net cash (used in) provided by financing activities	$(6,894)	$20,243	$4,117

Operating Activities

As of December 31, 2006, we had cash and cash equivalents of $6.5 million, compared to cash and cash equivalents of $50.3 million as of December 31, 2005. Historically, we have financed our operating activities and our organic growth primarily through cash generated from operations. We have financed acquisitions primarily through the proceeds from our initial public offering, borrowings under our credit agreement and cash generated from operations. Management currently anticipates that we will be able to meet both our short-term cash needs, as well as our needs to fund operations and meet our obligations beyond the next twelve months with cash generated by operations, existing cash balances and, if necessary, borrowings under our credit agreement. As of December 31, 2006, we had net borrowings available under our $100 million credit agreement of $95.6 million, including a sub-limit on letters of credit of $15.6 million.

Our primary source of cash is tuition collected from our students. The majority of students enrolled at our schools rely on funds received under various government-sponsored student financial aid programs to pay a substantial portion of their tuition and other education-related expenses. The largest of these programs are Title IV Programs which represented approximately 80.1% of our cash receipts relating to revenues in 2006. Students must apply for a new loan for each academic period. Federal regulations dictate the timing of disbursements of funds under Title IV Programs and loan funds are generally provided by lenders in two disbursements for each academic year. The first disbursement is usually received approximately 30 days after the start of a student's academic year and the second disbursement is typically received at the beginning of the sixteenth week from the start of the student's academic year. Certain types of grants and other funding are not subject to a 30-day delay. Our programs range from 14 to 105 weeks. In certain instances, if a student withdraws from a program prior to a specified date, any paid but unearned tuition or prorated Title IV financial aid is refunded and the amount of the refund varies by state.

As a result of the significance of the Title IV funds received by our students, we are highly dependent on these funds to operate our business. Any reduction in the level of Title IV funds that our students are eligible to receive or any impact on our ability to be able to receive Title IV funds would have a significant impact on our operations and our financial condition.

Net cash provided by operating activities is attributable primarily to net income adjusted for depreciation and amortization, non-cash expenses and changes in working capital items.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005.    Net cash provided by operating activities decreased to $15.3 million for 2006 from $39.0 million for 2005. This decrease of $23.7 million, or 60.8%, was primarily due to a $10.2 million increase in accounts receivable at December 31, 2006 from December 31, 2005. This increase in accounts receivable which represents 24.1 days revenues outstanding for 2006 as compared to 17.3 days revenue outstanding in 2005 is attributable to the addition of five campuses during 2006 as well as the increase in the self-pay portion of our students’ tuition. As the gap between the amount of funding provided by Title IV and tuition rates widens, students are finding it increasingly difficult to finance on a short term basis this portion of their tuition. This has resulted in an overall increase in the term of loan programs established to assist students in financing this gap. In an ongoing effort to help those students who are unable to obtain any additional sources of financing, we assist students in financing a portion of their tuition. Students that elect to participate in this financing option currently have up to seven years to repay this obligation, an increase of up to two years from the five year term that we previously offered our students in prior years.

While the increase in repayment terms from five to seven years benefits our students by decreasing their monthly payments, it adversely impacts our accounts receivable, our allowance for doubtful accounts and our cash flow from operations. Although we reserved for estimated losses related to unpaid student balances, losses in excess of the amounts we have reserved for bad debts will result in a reduction in our profitability and can have an adverse impact on the results of our operations.

Other significant items impacting cash flow from operations in 2006 versus 2005 were the impact of the $3.2 million reduction in our net income in 2006 and a $4.8 million increase in cash paid during 2006 for income taxes. The increase in cash paid for income taxes during 2006 was due to the Company having overpaid amounts due in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.    Net cash provided by operating activities increased to $39.0 million for 2005 from $26.7 million for 2004. This increase of $12.3 million, or 46.1%, was primarily due to a $5.7 million increase in net income, a $1.9 million increase in our provision for doubtful accounts for the year and taxes currently payable of approximately $4.1 million. During 2004 we made an extra $2.4 million in tax payments. The remainder of the increase resulted from changes in other working capital items.

Investing Activities

Our cash used in investing activities was primarily related to the purchase of property and equipment and in acquiring schools. Our capital expenditures primarily result from facility expansion, leasehold improvements, and investments in classroom and shop technology and in operating systems. On May 22, 2006 we acquired all of the outstanding common stock of FLA for $32.9 million in cash and the assumption of a mortgage. On January 11, 2005, we acquired NETI for $18.8 million in cash and on December 1, 2005, we acquired Euphoria for approximately $9.0 million in cash.

We currently lease a majority of our campuses. We own our new Grand Prairie, Texas campus, our FLA campuses, our Nashville campus and certain buildings in our Southwestern campuses. As we execute our growth strategy, strategic acquisitions of campuses may be considered. In addition, although our current growth strategy is to continue our organic growth, strategic acquisitions of operations will be considered. To the extent that these potential strategic acquisitions are large enough to require financing beyond available cash from operations and borrowings under our credit facilities, we may incur additional debt or issue additional debt or equity securities.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005.    Net cash used in investing activities increased $1.8 million to $52.1 million for the year ended December 31, 2006 from $50.4 million for the year ended December 31, 2005. This increase was primarily attributable to a $5.1 million increase in cash used in acquisitions offset by a $3.3 million decrease in capital expenditures for the year ended December 31, 2006 from the year ended December 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.    Net cash used in investing activities increased $12.1 million to $50.4 million for the year ended December 31, 2005 from $38.3 million for the year ended December 31, 2004. This increase was primarily attributable to an increase in cash used in acquisitions of $13.3 million in connection with the acquisitions of NETI and Euphoria. Capital expenditures decreased to $22.6 million for 2005 from $23.8 million for 2004. This decrease of $1.2 million was primarily attributable to the timing of certain expenditures. Our capital expenditures result primarily from facility expansions, leasehold improvements, investments in classroom and shop technology and in operating systems.

Capital expenditures are expected to increase in 2007 as we upgrade and expand current equipment and facilities or open or expand new facilities to meet increased student enrollments. We anticipate capital expenditures to range between 10% to 12% of revenues in 2007 and expect to fund these capital expenditures with cash generated from operating activities and, if necessary, with borrowings under our credit agreement.

Financing Activities

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005. Net cash used in financing activities was $6.9 million for the year ended December 31, 2006, as compared to net cash provided by financing activities of $20.2 million for the year ended December 31, 2005. This decrease is attributable to our repaying the mortgage note assumed in our purchase of FLA in 2006, reduced by our receipt of the net proceeds from our initial public offering in 2005 reduced by debt repayments under our previous credit agreement.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.    Net cash provided by financing activities increased to $20.2 million for the year ended December 31, 2005 from $4.1 million for the year ended December 31, 2004. This increase is mainly attributable to our receipt of the net proceeds from our initial public offering offset by debt repayments under our previous credit agreement.

At December 31, 2004, our wholly-owned operating subsidiary, Lincoln Technical Institute, Inc., its subsidiaries and Southwestern College had $35.8 million in loans outstanding and $4.0 million in letters of credit outstanding under our previous credit agreement that was entered into at February 11, 2003 to refinance our prior credit agreement. At December 31, 2004, the interest rate on the amounts outstanding under our previous credit agreement ranged from 5.70% to 6.75%.

On February 15, 2005, we and our subsidiaries entered into a new credit agreement with a syndicate of banks. This new credit agreement provides for a $100 million revolving credit facility with a term of five years under which any outstanding borrowings bear interest at the rate of adjusted LIBOR (as defined in the new credit agreement) plus a margin that may range from 1.00% to 1.75% or a base rate (as defined in the new credit agreement) plus a margin that may range from 0.00% to 0.25%. We did not have any amounts outstanding under this credit agreement as of December 31, 2006. The new credit agreement permits the issuance of letters of credit up to an aggregate amount of $20.0 million, the amount of which reduces the availability of permitted borrowings under the new credit agreement. We incurred approximately $0.8 million of deferred finance costs under this agreement.

Our obligations and our subsidiaries’ obligations under the credit agreement are secured by a lien on substantially all of our and our subsidiaries’ assets and any assets that we and our subsidiaries may acquire in the future, including a pledge of substantially all of the subsidiaries’ common stock. In addition to paying interest on outstanding principal under the credit agreement, we are required to pay a commitment fee to the lender with respect to the unused amounts available under the credit agreement at a rate equal to 0.25% to 0.40% per year, as defined. In connection with our initial public offering in 2005, we repaid the then outstanding loan balance of $31.0 million under our credit facility.

The credit agreement contains various covenants, including a number of financial covenants. Furthermore, the credit agreement contains customary events of default as well as an event of default in the event of the suspension or termination of Title IV Program funding for our and our subsidiaries' schools aggregating 10% or more of our EBITDA (as defined in the new credit agreement) or our and our subsidiaries' consolidated total assets and such suspension or termination is not cured within a specified period. The following table sets forth our long-term debt for the periods indicated:

	As of December 31,
	2006	2005
Credit agreement	$-	$-
Finance obligation	9,672	9,672
Automobile loans	37	81
Capital leases-computers (with rates ranging from 6.7% to 10.7%)	151	1,015
Subtotal	9,860	10,768
Less current portion	(91)	(283)
Total long-term debt	$9,769	$10,485

We believe that our working capital, cash flow from operations, access to operating leases and borrowings available from our amended credit agreement will provide us with adequate resources for our ongoing operations through 2007 and our currently identified and planned capital expenditures.

Contractual Obligations

Long-Term Debt.    As of December 31, 2006, our long-term debt consisted entirely of the finance obligation in connection with our sale-leaseback transaction in 2001 and amounts due under capital lease obligations.

Lease Commitments.    We lease offices, educational facilities and various equipment for varying periods through the year 2020 at basic annual rentals (excluding taxes, insurance, and other expenses under certain leases).

The following table contains supplemental information regarding our total contractual obligations as of December 31, 2006:

	Payments Due by Period
	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
Capital leases (including interest)	$165	$79	$86	$-	$-
Operating leases	146,212	15,951	29,323	24,486	76,452
Rent on finance obligation	13,454	1,334	2,668	2,668	6,784
Automobile loans (including interest)	38	22	16	-	-

Total contractual cash obligations	$159,869	$17,386	$32,093	$27,154	$83,236

Capital Expenditures.    The Company has entered into commitments to expand or renovate campuses. These commitments are in the range of $3.0 to $5.0 million in the aggregate and are due within the next 12 months. We expect to fund these commitments from cash generated from operations.

OFF-BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements as of December 31, 2006, except for our letters of credit of $4.4 million which are primarily comprised of letters of credit for the DOE and security deposits in connection with certain of our real estate leases. These off-balance sheet arrangements do not adversely impact our liquidity or capital resources.

RELATED PARTY TRANSACTIONS

Pursuant to the Employment Agreement between Shaun E. McAlmont and us, we agreed to pay and reimburse Mr. McAlmont for the reasonable costs of his relocation from Denver, Colorado to West Orange, New Jersey in the year ended December 31, 2006. Such relocation assistance included our purchase of Mr. McAlmont’s home in Denver, Colorado. The $0.5 million price paid for Mr. McAlmont’s home equaled the average of the amount of two independent appraisers selected by us. This amount is reflected in property, equipment and facilities in the accompanying consolidated balance sheets.

We had a consulting agreement with Hart Capital LLC, which terminated by its terms in June 2004, to advise us in identifying acquisition and merger targets and assisting with the due diligence reviews of and negotiations with these targets.  Hart Capital is the managing member of Five Mile River Capital Partners LLC, which is the second largest stockholder of the Company.  Steven Hart, the President of Hart Capital, is a member of our board of directors. We paid Hart Capital a monthly retainer, reimbursement of expenses and an advisory fee for its work on successful acquisitions or mergers.  In accordance with the agreement, we paid Hart Capital approximately $0, and $0.4 million for the years ended December 31, 2006 and 2005, respectively.  In connection with the consummation of the NETI acquisition, which closed on January 11, 2005, we paid Hart Capital $0.3 million for its services.

In 2003, we entered into a management service agreement with our major stockholder.  In accordance with this agreement we paid Stonington Partners a management fee of $0.75 million per year for management consulting and financial and business advisory services for each of the years in 2005, 2004 and 2003.  Such services included valuing acquisitions and structuring their financing and assisting with new loan agreements.  We paid Stonington Partners $0 and $0.75 million for the years ended December 31, 2006 and 2005, respectively. Fees paid to Stonington Partners were being amortized over a twelve month period.  This agreement terminated by its terms upon our completion of its initial public offering.  Selling, general and administrative expenses for the year ended December 31, 2005 includes $0.4 million resulting from the amortization of these fees.

During 2002, certain members of senior management issued personal recourse secured promissory notes to us for approximately $0.4 million in connection with their purchase of shares of our stock.  These notes have been reflected as a reduction in stockholders’ equity.  All amounts outstanding under these promissory notes were repaid by the end of the first quarter of 2005.

SEASONALITY AND TRENDS

Our net revenues and operating results normally fluctuate as a result of seasonal variations in our business, principally due to changes in total student population. Student population varies as a result of new student enrollments, graduations and student attrition. Historically, our schools have had lower student populations in our first and second quarters and we have experienced large class starts in the third and fourth quarters and student attrition in the first half of the year. Our second half growth is largely dependent on a successful high school recruiting season. We recruit our high school students several months ahead of their scheduled start dates, and thus, while we have visibility on the number of students who have expressed interest in attending our schools, we cannot predict with certainty the actual number of new student enrollments and the related impact on revenue. Our expenses, however, do not vary significantly over the course of the year with changes in our student population and net revenues. During the first half of the year, we make significant investments in marketing, staff, programs and facilities to ensure that we meet our second half of the year targets and, as a result, such expenses do not fluctuate significantly on a quarterly basis. To the extent new student enrollments, and related revenues, in the second half of the year fall short of our estimates, our operating results could suffer. We expect quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change as a result of new school openings, new program introductions, increased enrollments of adult students and/or acquisitions.

Similar to many other for-profit post secondary education companies, the increase in our average undergraduate enrollments did not meet our historical or our 2006 and 2005 anticipated growth rates. As a result of the slow down in 2005, we entered 2006 with fewer students enrolled than we had in January of 2005. This trend continued throughout 2006 and resulted in a shortfall in the enrollments we were expecting in the second half of 2006 and especially in the third quarter which has accounted for a majority of our yearly starts. As a result we will also enter 2007 with fewer students enrolled than we had in January 2006. The slow-down that has occurred in the for-profit post secondary education sector appears to have had a greater impact on companies, like ours, that are more dependent on their on-ground business as opposed to on-line students. We believe that the slow-down can be attributed to many factors, including: (a) the economy; (b) the availability of student financing; (c) dependency on television to attract students to our school; (d) turnover of our sales representatives; and (e) increasing competition in the marketplace.

Despite soft organic enrollment trends and increased volatility in the near term, we believe that our growth initiatives as well as the steps we have taken to address the challenging trends that our industry and we are currently facing will produce positive growth over the long-term. While our operating strategy, business model and infrastructure are well suited for the short-term and we have ample operating flexibility, we continue to be prudent and realistic and have taken the necessary steps to ensure that operations that have not grown as rapidly as expected are right sized. We also continue to make investments in areas that are demonstrating solid growth.

Operating income is negatively impacted during the initial start-up phase of new campus expansions. We incur sales and marketing costs as well as campus personnel costs in advance of the campus facility opening. Typically we begin to incur such costs approximately 15 months in advance of the campus opening with the majority of such costs being incurred in the nine-month period prior to a campus opening. During the current year, we opened one new campus, located in Queens, New York, which opened on March 27, 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159 (“SFAS 159”) “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.  SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for us on January 1, 2008.  We are currently evaluating the impact of the adoption of this Statement on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Among other items, SFAS 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income. SFAS 158 was adopted on December 31, 2006. See Note 12 in the consolidated financial statements related to the adoption of SFAS 158.

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS No. 157 are effective as of January 1, 2008. The adoption of the provision of SFAS No. 157 is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year unrecorded misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the Company as of January 1, 2007. The adoption of the provision of SAB No. 108 did not have a material effect on our consolidated financial statements.

In June 2006, FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB SFAS No. 109, “Accounting for Income Taxes”, which will become effective for the Company on January 1, 2007. This Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 will result in a negative cumulative effect adjustment to retained earnings as of January 1, 2007 of approximately $0.1 million.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS No. 156 will be adopted on January 1, 2007. The adoption of the provision of SFAS No. 156 is not expected to have a material effect on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 is effective beginning January 1, 2007. The adoption of the provision of SFAS No. 155 is not expected to have a material effect on our consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154,“Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Accounting Principles Boards (“APB”) Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. We adopted SFAS No. 154 on January 1, 2006. The adoption of the provisions of SFAS No. 154 had no effect on our consolidated financial statements.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that a conditional asset retirement obligation, as used in SFAS 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of the settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, we are required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. We adopted FIN 47 on January 1, 2006. The adoption of the provisions of FIN 47 had no effect on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153,“Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.”  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and requires that such exchanges be measured at fair value, with limited exceptions.  SFAS No. 153 amends APB Opinion No. 29“Accounting for Nonmonetary Transactions,” by eliminating the exception that required nonmonetary exchanges of similar productive assets be recorded on a carryover basis. We adopted SFAS No. 153 on January 1, 2006.  The adoption of the provisions of SFAS No. 153 had no effect on our consolidated financial statements.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Index to Consolidated Financial Statements” on page F-1 herein.

INDEX TO FINANCIAL STATEMENTS AND MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Lincoln Educational Services Corp. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on that assessment, management believes that, as of December 31, 2006, the Company’s internal control over financial reporting is effective.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s independent auditors, Deloitte & Touche LLP, an independent registered public accounting firm that audited the financial statements included in this report, have issued an attestation report on our assessment of the Company’s internal control over financial reporting and their report follows.

/s/ David F. Carney
David F. Carney
Chairman & Chief Executive Officer
March 16, 2007

/s/ Cesar Ribeiro
Cesar Ribeiro
Chief Financial Officer
March 16, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lincoln Educational Services Corporation
West Orange, New Jersey

We have audited the accompanying consolidated balance sheets of Lincoln Educational Services Corporation and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the consolidated financial statement schedule II listed in the Index at Item 8. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

As discussed in Note 19 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for discontinued operations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2007, (except for Note 19 as to which the date is December 12, 2007)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Lincoln Educational Services Corporation:
West Orange, New Jersey

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Lincoln Educational Services Corporation. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s consolidated balance sheet as of December 31, 2006 and the related consolidated statements of income, stockholders’ equity, and cash flow  and financial statement schedule for the year ended December 31, 2006, and our report dated March 14, 2007 (except for Note 19 as to which the date is December 12, 2007) expressed an unqualified opinion on those financial statements and schedule and included an explanatory paragraph relating to the Company’s adoption of  the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2007

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,461	$50,257
Restricted cash	920	-
Accounts receivable, less allowance of $11,456 and $7,563 at December 31, 2006 and December 31, 2005, respectively	20,473	13,452
Inventories	2,438	1,764
Deferred income taxes	4,827	3,545
Prepaid expenses and other current assets	3,049	2,934
Other receivable	-	452
Total current assets	38,168	72,404

PROPERTY, EQUIPMENT AND FACILITIES - At cost, net of accumulated depreciation and amortization of $72,870 and $59,570 at December 31, 2006 and December 31, 2005, respectively	94,368	68,932

OTHER ASSETS:
Deferred finance charges	1,019	1,211
Pension plan assets, net	1,107	5,071
Deferred income taxes, net	2,688	2,790
Goodwill	84,995	59,467
Noncurrent accounts receivable, less allowance of $80 and $84 at December 31, 2006 and December 31, 2005, respectively	723	754
Other assets	3,148	4,163
Total other assets	93,680	73,456
TOTAL	$226,216	$214,792

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Continued)

	December 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and lease obligations	$91	$283
Unearned tuition	33,150	34,930
Accounts payable	12,118	12,675
Accrued expenses	10,335	11,060
Advance payments of federal funds	557	840
Income taxes payable	2,860	4,085
Total current liabilities	59,111	63,873

NONCURRENT LIABILITIES:
Long-term debt and lease obligations, net of current portion	9,769	10,485
Other long-term liabilities	5,553	4,444
Total liabilities	74,433	78,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, no par value - 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2006 and 2005	-	-
Common stock, no par value - authorized 100,000,000 shares at December 31, 2006 and 2005, issued and outstanding 25,450,695 shares at December 31, 2006 and 25,168,390 shares at December 31, 2005	120,182	119,453
Additional paid-in capital	7,695	5,665
Deferred compensation	(467)	(360)
Retained earnings	26,784	11,232
Accumulated other comprehensive loss	(2,411)	-
Total stockholders' equity	151,783	135,990
TOTAL	$226,216	$214,792

See notes to consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004

REVENUES	$310,630	$287,368	$248,508
COSTS AND EXPENSES:
Educational services and facilities	129,311	114,161	97,439
Selling, general and administrative	151,136	138,125	124,034
(Gain) loss on sale of assets	(435)	(7)	368
Total costs & expenses	280,012	252,279	221,841
OPERATING INCOME	30,618	35,089	26,667
OTHER:
Interest income	981	775	104
Interest expense	(2,291)	(2,892)	(3,002)
Other (loss) income	(132)	243	42
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	29,176	33,215	23,811
PROVISION FOR INCOME TAXES	12,092	12,931	9,904
INCOME FROM CONTINUING OPERATIONS	17,084	20,284	13,907
LOSS FROM DISCONTINUE OPERATIONS, NET OF INCOME TAXES	(1,532)	(1,575)	(929)
NET INCOME	$15,552	$18,709	$12,978
Basic
Earnings per share from continuing operations	$0.67	$0.86	$0.64
Loss per share from discontinued operations	(0.06)	(0.06)	(0.04)
Net income (loss) per share	$0.61	$0.80	$0.60
Diluted
Earnings per share from continuing operations	$0.65	$0.83	$0.60
Loss per share from discontinued operations	(0.05)	(0.07)	(0.04)
Net income (loss) per share	$0.60	$0.76	$0.56
Weighted average number of common shares outstanding:
Basic	25,336	23,475	21,676
Diluted	26,086	24,503	23,095

See notes to consolidated financial statements

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

					Loan	Accumulated	Retained
			Additional		Receivable	Other	Earnings
	Common Stock		Paid-in	Deferred	From	Comprehensive	(Accumulated
	Shares	Amount	Capital	Compensation	Stockholders	Loss	Deficit)	Total
BALANCE - December 31, 2003	21,668	$62,385	$1426	$-	$(432)	$-	$(20,455)	$42,924
Net income	-	-	-	-	-	-	12,978	12,978
Stock-based compensation expense	-	-	1,793	-	-	-	-	1,793
Stockholders loan repayment	-	-	-	-	251	-	-	251
Tax benefit of options exercised	-	-	43	-	-	-	-	43
Exercise of stock options	31	97	-	-	-	-	-	97
BALANCE - December 31, 2004	21,699	62,482	3,262	-	(181)	-	(7,477)	58,086
Net income	-	-	-	-	-	-	18,709	18,709
Issuance of common stock, net of issuance expenses	3,177	56,255	-	-	-	-	-	56,255
Issuance of restricted stock and amortization of deferred compensation	21	-	420	(360)	-	-	-	60
Stock-based compensation expense	-	-	1,286	-	-	-	-	1,286
Stockholders loan repayment	-	-	-	-	181	-	-	181
Tax benefit of options exercised	-	-	697	-	-	-	-	697
Exercise of stock options	271	716		-	-	-	-	716
BALANCE - December 31, 2005	25,168	119,453	5,665	(360)	-	-	11,232	135,990
Net income	-	-	-	-	-	-	15,552	15,552
Reduction in estimated stock issuance expenses	-	150	-	-	-	-	-	150
Issuance of restricted stock and amortization of deferred compensation	19	-	300	(107)	-	-	-	193
Stock-based compensation expense	-	-	1,231	-	-	-	-	1,231
Tax benefit of options exercised	-	-	499	-	-	-	-	499
Exercise of stock options	264	579	-	-	-	-	-	579
Initial adoption of SFAS No. 158,net of taxes	-	-	-	-	-	(2,411)	-	(2,411)
BALANCE – December 31, 2006	25,451	$120,182	$7,695	$(467)	$-	$(2,411)	$26,784	$151,783

See notes to consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,552	$18,709	$12,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,866	13,064	10,749
Amortization of deferred finance charges	192	215	375
Write-off of deferred finance costs	-	365	-
Deferred income taxes	(3,655)	340	(329)
Fixed asset donations	(22)	(243)	-
Loss (gain) on disposal of assets	(437)	(7)	368
Provision for doubtful accounts	15,590	11,188	9,247
Stock-based compensation expense	1,424	1,346	1,793
Tax benefit associated with exercise of stock options	-	697	43
Deferred rent	1,081	1,670	1,602
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	(21,870)	(11,676)	(11,091)
Inventories	(587)	(65)	(577)
Prepaid expenses and current assets	(374)	(300)	(400)
Other assets	1,181	54	(830)
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	(1,441)	1,801	1,547
Other liabilities	(157)	(468)	(229)
Income taxes payable/prepaid	(1,225)	4,068	(3,839)
Accrued expenses	(870)	(1,715)	331
Unearned tuition	(3,990)	(77)	4,936
Total adjustments	(294)	20,257	13,696
Net cash provided by operating activities	15,258	38,966	26,674
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(920)	-	-
Capital expenditures	(19,341)	(22,621)	(23,813)
Proceeds from sale of property and equipment	973	-	-
Acquisitions, net of cash acquired	(32,872)	(27,776)	(14,498)
Net cash used in investing activities	(52,160)	(50,397)	(38,311)

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Continued)

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	14,000	31,000	25,290
Payments on borrowings	(21,214)	(66,750)	(21,000)
Proceeds from finance obligation	-	-	169
Payments of deferred finance fees	-	(848)	-
Proceeds from exercise of stock options	579	716	97
Tax benefit associated with exercise of stock options	499	-	-
Principal payments under capital lease obligations	(908)	(311)	(690)
Repayment from shareholder loans	-	181	251
Proceeds from issuance of common stock, net of issuance costs of $2,845	150	56,255	-
Net cash (used in) provided by financing activities	(6,894)	20,243	4,117
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43,796)	8,812	(7,520)
CASH AND CASH EQUIVALENTS—Beginning of year	50,257	41,445	48,965
CASH AND CASH EQUIVALENTS—End of year	$6,461	$50,257	$41,445

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$2,243	$2,358	$2,780
Income taxes	$15,799	$11,025	$13,382
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for:
Fair value of assets acquired	$47,511	$32,335	$14,593
Net cash paid for the acquisitions	(32,872)	(27,776)	(14,498)
Liabilities assumed	$14,639	$4,559	$95

See notes to consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(In thousands, except share and per share amounts and unless otherwise stated)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities—Lincoln Educational Services Corporation and Subsidiaries (the "Company") is a diversified provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: Automotive Technology, Health Sciences (which includes programs for licensed practical nursing (LPN), medical administrative assistants, medical assistants, pharmacy technicians, medical coding and billing and dental assisting), Business and Information Technology, Hospitality Services (spa and culinary) and Skilled Trades. We currently have 34 schools in 17 states across the United States.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Lincoln Educational Services Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition—Revenue is derived primarily from programs taught at the schools. Tuition revenue and one-time fees, such as nonrefundable application fees, and course material fees are recognized on a straight-line basis over the length of the applicable program. If a student withdraws from a program prior to a specified date, any paid but unearned tuition is refunded. Other revenues, such as textbook sales, tool sales and contract training revenues are recognized as services are performed or goods are delivered. On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable, and cash received in excess of tuition earned is recorded as unearned tuition. Refunds are calculated and paid in accordance with federal, state and accrediting agency standards.

Cash and Cash Equivalents—Cash and cash equivalents include all cash balances and highly liquid short-term investments, which mature within three months of purchase.

Restricted Cash— Restricted cash represents amounts received from the federal and state governments under various student aid grant and loan programs. These funds are either received prior to the completion of the authorization and disbursement process for the benefit of the student or immediately prior to that authorization. Restricted funds are held in separate bank accounts. Once the authorization and disbursement process is completed and authorization obtained, the funds are transferred to unrestricted accounts, and these funds then become available for use in the Company’s current operations.

Accounts Receivable—The Company reports accounts receivable at net realizable value, which is equal to the gross receivable less an estimated allowance for uncollectible accounts.

Allowance for uncollectible accounts—Based upon experience and judgment, we establish an allowance for uncollectible accounts with respect to tuition receivables. We use an internal group of collectors, augmented by third-party collectors as deemed appropriate, in our collection efforts. In establishing our allowance for uncollectible accounts, we consider, among other things, a student's status (in-school or out-of-school), whether or not additional financial aid funding will be collected from Title IV Programs or other sources, whether or not a student is currently making payments, and overall collection history. Changes in trends in any of these areas may impact the allowance for uncollectible accounts. The receivables balances of withdrawn students with delinquent obligations are reserved for based on our collection history.

Inventories—Inventories consist mainly of textbooks, tools and supplies. Inventories are valued at the lower of cost or market on a first-in, first-out basis.

Property, Equipment and Facilities—Depreciation and Amortization—Property, equipment and facilities are stated at cost. Major renewals and improvements are capitalized, while repairs and maintenance are expensed when incurred. Upon the retirement, sale or other disposition of assets, costs and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in operating income. For financial statement purposes, depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is computed over the lesser of the term of the lease or its estimated useful life.

Rent Expense—Rent expense related to operating leases where scheduled rent increases exist, is determined by expensing the total amount of rent due over the life of the operating lease on a straight-line basis. The difference between the rent paid under the terms of the lease and the rent expensed on a straight-line basis is included in accrued expenses and other long-term liabilities on the accompanying consolidated balance sheets.

Deferred Finance Charges—These charges consist of $0.5 million and $0.7 million as of December 31, 2006 and 2005, respectively, related to the long-term debt and $0.5 million as of December 31, 2006 and 2005, related to the finance obligation. These amounts are being amortized as an increase in interest expense over the respective life of the debt or finance obligation.

Advertising Costs—Costs related to advertising are expensed as incurred and approximated $28.9 million, $25.6 million and $20.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statement of income.

Bonus costs—We accrue the estimated cost of our bonus programs using current financial and statistical information as compared to targeted financial achievements and actual student graduate outcomes. Although we believe our estimated liability recorded for bonuses is reasonable, actual results could differ and require adjustment of the recorded balance.

Goodwill and Other Intangible Assets— The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its fair value to its carrying value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill and other indefinite-lived intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact these judgments in the future and require an adjustment to the recorded balances.

At December 31, 2006 and 2005, the Company tested its goodwill for impairment determined that it did not have an impairment.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and student receivables.

The Company places its cash and cash equivalents with high credit quality financial institutions. The Company's cash balances with financial institutions typically exceed the Federal Deposit Insurance limit of $100,000. The Company's cash balances on deposit at December 31, 2006, exceeded the balance insured by the FDIC by approximately $8.4 million. The Company has not experienced any losses to date on its invested cash.

The Company extends credit for tuition and fees to many of its students. The credit risk with respect to these accounts receivable is mitigated through the students' participation in federally funded financial aid programs unless students withdraw prior to the receipt of federal funds for those students. In addition, the remaining tuition receivables are primarily comprised of smaller individual amounts due from students.

With respect to student receivables, the Company had no significant concentrations of credit risk as of December 31, 2006, and 2005.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. On an ongoing basis, the Company evaluates the estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, income taxes, benefit plans and certain accruals.  Actual results could differ from those estimates.

Stock Based Compensation Plans—The Company has stock-based compensation plans as discussed further in Note 11. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees over the requisite service period. On December 1, 2005, the Company adopted FAS 123R in advance of the mandatory adoption date of the first quarter of 2006 to better reflect the full cost of employee compensation. The Company adopted FAS 123R using the modified prospective method, which requires the Company to record compensation expense for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of FAS 123R, the Company recognized stock-based compensation under FAS 123 “Stock Based Compensation” and as a result, the implementation of FAS 123R did not have a material impact on the Company’s financial presentation.

The fair value concepts were not changed significantly under FAS 123R from those utilized under FAS No. 123; however, in adopting this Standard, companies must choose among alternative valuation models and amortization assumptions. After assessing these alternatives, the Company decided to continue using the Black-Scholes valuation model. However, the Company also decided to utilize straight-line amortization of compensation expense over the requisite service period of the grant, rather than over the individual grant requisite period as chosen under FAS 123. Under FAS 123, the Company had recognized stock option forfeitures as they incurred. With the adoption of FAS 123R, the Company made an estimate of expected forfeitures calculation upon grant issuance.

Income Taxes—Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

Impairment of Long-Lived Assets—The Company reviews the carrying value of our long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company assesses the potential impairment of property and equipment and identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company evaluates long-lived assets for impairment by examining estimated future cash flows. These cash flows are evaluated by using weighted probability techniques as well as comparisons of past performance against projections. Assets may also be evaluated by identifying independent market values. If the Company determines that an asset’s carrying value is impaired, it will record a write-down of the carrying value of the asset and charge the impairment as an operating expense in the period in which the determination is made.

Start-up Costs—Costs related to the start of new campuses are expensed as incurred.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159 (“SFAS 159”) “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.  SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for the Company on January 1, 2008.  The Company is currently evaluating the impact of the adoption of this Statement on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Among other items, SFAS 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income. SFAS 158 was adopted on December 31, 2006. See Footnote 12 related to the adoption of SFAS 158.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS No. 157 are effective as of January 1, 2008. The adoption of the provision of SFAS No. 157 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year unrecorded misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the Company as of January 1, 2007. The adoption of the provision of SAB No. 108 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB SFAS No. 109, “Accounting for Income Taxes”, which will become effective for the Company on January 1, 2007. This Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 will result in a cumulative effect adjustment to retained earnings as of January 1, 2007 of approximately $0.1 million.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS No. 156 will be adopted on January 1, 2007. The adoption of the provision of SFAS No. 156 is not expected to have a material effect on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 is effective beginning January 1, 2007. The adoption of the provision of SFAS No. 155 is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154,“Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Accounting Principles Boards (“APB”) Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. The Company adopted SFAS No. 154 on January 1, 2006. The adoption of the provisions of SFAS No. 154 had no effect on the Company’s consolidated financial statements.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that a conditional asset retirement obligation, as used in SFAS 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of the settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, the Company is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. The Company adopted FIN 47 on January 1, 2006. The adoption of the provisions of FIN 47 had no effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153,“Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.”  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and requires that such exchanges be measured at fair value, with limited exceptions.  SFAS No. 153 amends APB Opinion No. 29“Accounting for Nonmonetary Transactions,” by eliminating the exception that required nonmonetary exchanges of similar productive assets be recorded on a carryover basis. The Company adopted SFAS No. 153 on January 1, 2006.  The adoption of the provisions of SFAS No. 153 had no effect on the Company’s consolidated financial statements.

3.	FINANCIAL AID AND REGULATORY COMPLIANCE

Financial Aid

The Company’s schools and students participate in a variety of government-sponsored financial aid programs that assist students in paying the cost of their education. The largest source of such support is the federal programs of student financial assistance under Title IV of the Higher Education Act of 1965, as amended, commonly referred to as the Title IV Programs, which are administered by the U.S. Department of Education (or "DOE"). During the years ended December 31, 2006, 2005 and 2004, approximately 80%, 80% and 81%, respectively, of net revenues were indirectly derived from funds distributed under Title IV Programs.

Regulatory Compliance

To participate in Title IV Programs, a school must be authorized to offer its programs of instruction by relevant state education agencies, be accredited by an accrediting commission recognized by the DOE and be certified as an eligible institution by the DOE. For this reason, the schools are subject to extensive regulatory requirements imposed by all of these entities. After the schools receive the required certifications by the appropriate entities, the schools must demonstrate their compliance with the DOE regulations of the Title IV Programs on an ongoing basis. Included in these regulations is the requirement that the Company must satisfy specific standards of financial responsibility. The DOE evaluates institutions for compliance with these standards each year, based upon the institutions' annual audited financial statements, as well as following a change in ownership of the institution. Under regulations which took effect July 1, 1998, the DOE calculates the institution's composite score for financial responsibility based on its (i) equity ratio, which measures the institution's capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution's ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution's ability to operate at a profit. This composite score can range from -1 to +3.

An institution that does not meet the DOE's minimum composite score requirements of 1.5 may establish its financial responsibility by posting a letter of credit or complying with additional monitoring procedures as defined by the DOE.

Based on the Company's calculations, the 2006 and 2005 financial statements reflect a composite score of 1.7 and 2.5, respectively. However, as a result of corrections of certain errors, including accounting for advertising costs, a sale leaseback transaction, rent and certain other individually insignificant adjustments, in our prior financial statements, the DOE recomputed the Company's consolidated composite scores for the years ended December 31, 2001 and 2002 and concluded that the recomputed consolidated composite scores for those two years were below 1.0. In addition, we identified certain additional errors in our financial statements for the year ended December 31, 2003 relating to our accounting for stock-based compensation and accrued bonuses that did not result in a recomputation of our 2003 composite score. The DOE informed the Company that as a result, for a period of three years effective December 30, 2004, all of the Company's current and future institutions have been placed on "Heightened Cash Monitoring, Type 1 status," and are required to timely notify the DOE with respect to certain enumerated oversight and financial events. The DOE also informed the Company that its circumstances will be taken into consideration when each of our institutions applies for recertification of the Company's eligibility to participate in Title IV Programs. When each of our institutions is next required to apply for recertification to participate in Title IV Programs, we expect that the DOE will also consider our audited financial statements and composite scores for our most recent fiscal year as well as for other fiscal years after 2001 and 2002. Additionally, since the DOE concluded that the previously computed composite scores for 2001 and 2002 were overstated, the Company agreed to pay $165,000 to the DOE, pursuant to a settlement agreement, to resolve compliance issues related to this matter. The Company paid this amount on March 3, 2005. Although no assurance can be given, the Company's management does not believe that the actions of the DOE specified above will have a material effect on its financial position, results of operations or cash flows.

For the years ended December 31, 2006, 2005 and 2004 the Company was in compliance with the standards established by the DOE requiring that no individual DOE reporting entity can receive more than 90% of its revenue, determined on a cash basis, from Title IV, HEA Program Funds.

4.	WEIGHTED AVERAGE COMMON SHARES

The weighted average numbers of common shares used to compute basic and diluted income per share for the years ended December 31, 2006, 2005 and 2004, respectively, in thousands, were as follows:

	Year Ended December 31,
	2006	2005	2004
Basic shares outstanding	25,336	23,475	21,676
Dilutive effect of stock options	750	1,028	1,419
Diluted shares outstanding	26,086	24,503	23,095

For the years ended December 31, 2006, 2005 and 2004, options to acquire 288,500, 184,000 and 71,000 shares, respectively, were excluded from the above table as the result on reported earnings per share would have been antidilutive.

5.	BUSINESS ACQUISITIONS

On May 22, 2006, the Company, acquired all of the outstanding common stock of New England Institute of Technology at Palm Beach, Inc. (“FLA”) for approximately $40.1 million. The purchase price was $32.9 million, net of cash acquired plus the assumption of a mortgage note for $7.2 million. The FLA purchase price has been allocated to identifiable net assets with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

On December 1, 2005, the Company acquired all of the rights, title and interest in the assets of Euphoria Institute LLC (“EUP”) for approximately $9.2 million, net of cash acquired.

On January 11, 2005, the Company acquired all of the rights, title and interest in the assets of New England Technical Institute (“NETI”) for approximately $18.8 million, net of cash acquired.

On January 23, 2004, the Company acquired all of the rights, title and interest in the assets of the Southwestern College of Business, Inc. ("Southwestern or SWC") for approximately $14.5 million, net of cash acquired. Included in this purchase price is certain real estate which was acquired from Southwestern for $0.7 million.

The consolidated financial statements include the results of operations from the respective acquisition dates. The purchase price has been allocated to identifiable net assets with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill. None of the acquisitions were deemed material to the Company’s consolidated financial statements.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition:

	FLA May 22, 2006	EUP December 1, 2005	NETI January 11, 2005	SWC January 23, 2004

Property, equipment and facilities	$20,609	$793	$1,000	$890
Goodwill	24,710	9,019	18,464	12,826
Identified intangibles:
Student contracts	350	130	770	280
Trade name	280	180	600	330
Curriculum	-	-	700	-
Non-compete	200	-	-	-
Other assets	450	-	-	-
Current assets, excluding cash acquired	912	125	782	267
Total liabilities assumed	(14,639)	(998)	(3,561)	(95)
Cost of acquisition, net of cash acquired	$32,872	$9,249	$18,755	$14,498

The following unaudited pro forma results of operations for the years ended December 31, 2006, 2005 and 2004 assumes that the acquisitions occurred at the beginning of the year of acquisition. The unaudited pro forma results of operations are based on historical results of operations, include adjustments for depreciation, amortization, interest, and taxes, but do not necessarily reflect the actual results that would have occurred.

	Year ended December 31, 2006
	2006	Pro forma impact FLA 2006	Pro forma 2006

Revenue	$310,630	$7,148	$317,778
Income from continuing operations	$17,084	$(98)	$16,986

Earnings per share from continuing operations - basic	$0.67		$0.67
Earnings per share from continuing operations - diluted	$0.65		$0.65

	Year ended December 31, 2005
	2005	Pro forma impact NETI 2005	Pro forma impact EUP 2005	Pro forma impact FLA 2005	Pro forma 2005

Revenue	$287,368	$278	$4,964	$19,030	$311,640
Income from continuing operations	$20,284	$6	$128	$836	$21,254

Earnings per share from continuing operations - basic	$0.86				$0.91
Earnings per share from continuing operations - diluted	$0.83				$0.87

	Year ended December 31, 2004
	2004	Pro forma impact SWC 2004	Pro forma 2004

Revenue	$248,508	$46	$248,554
Income from continuing operations	$13,907	$(145)	$13,762

Earnings per share from continuing operations - basic	$0.64		$0.63
Earnings per share from continuing operations - diluted	$0.60		$0.60

6.	GOODWILL AND OTHER INTANGIBLES

Changes in the carrying amount of goodwill during the years ended December 31, 2006 and 2005 are as follows (in thousands):

Goodwill balance as of December 31, 2004	$32,802
Goodwill acquired pursuant to business acquisition-EUP	8,201
Goodwill acquired pursuant to business acquisition-NET	18,464
Goodwill balance as of December 31, 2005	59,467
Goodwill acquired pursuant to business acquisition-FLA	24,710
Goodwill adjustments	818
Goodwill balance as of December 31, 2006	$84,995

Identified intangible assets, which are included in other assets in the accompanying consolidated balance sheets, consisted of the following:

		At December 31, 2006		At December 31, 2005
	Weighted Average Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Student contracts	1	$2,200	$2,010	$1,920	$1,569
Trade name	Indefinite	1,270	-	1,410	-
Curriculum	10	700	138	1,400	74
Non-compete	5	201	25	1	1
Total		$4,371	$2,173	$4,731	$1,644

Amortization of intangible assets for the years ended December 31, 2006, 2005 and 2004 was approximately $0.5 million, $0.7 million and $0.4 million, respectively.

The following table summarizes the estimated future amortization expense:

Year Ending December 31,
2007	$300
2008	110
2009	110
2010	110
2011	86
Thereafter	212

$927

7.	PROPERTY, EQUIPMENT AND FACILITIES

A summary of property, equipment and facilities is as follows:

	Useful life (years)	At December 31,
		2006	2005
Land	-	$13,563	$5,519
Buildings and improvements	1-25	97,914	68,922
Equipment, furniture and fixtures	1-12	52,311	44,097
Vehicles	1-7	1,915	1,853
Construction in progress	-	1,536	8,111
		167,239	128,502
Less accumulated depreciation and amortization		(72,871)	(59,570)
		$94,368	$68,932

Included above in equipment, furniture and fixtures are assets acquired under capital leases as of December 31, 2006 and 2005 of $6.0 million and $6.0 million, respectively, net of accumulated depreciation of $5.7 million and $5.5 million, respectively.

Included above in buildings and improvements is capitalized interest as of December 31, 2006 and 2005 of $0.4 million and $0.3 million, respectively, net of accumulated depreciation of $0.4 million and $0.3 million, respectively.

Depreciation and amortization expense of property, equipment and facilities was $13.0 million, $11.2 million and $9.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

8.	ACCRUED EXPENSES

Accrued expenses consist of the following:

	At December 31,
	2006	2005
Accrued compensation and benefits	$6,255	$7,393
Other accrued expenses	4,080	3,667
	$10,335	$11,060

9.	LONG-TERM DEBT AND LEASE OBLIGATIONS

Long-term debt and lease obligations consist of the following:

	At December 31,
	2006	2005
Credit agreement (a)	$-	$-
Finance obligation (b)	9,672	9,672
Automobile loans	37	81
Capital leases-computers (with rates ranging from 6.7% to 10.7%)	151	1,015
	9,860	10,768
Less current maturities	(91)	(283)
	$9,769	$10,485

(a) The Company has a credit agreement with a syndicate of banks.  Under the terms of the agreement, the syndicate provided the Company with a $100 million credit facility. The credit agreement permits the issuance of up to $20 million in letters of credit, the amount of which reduces the availability of permitted borrowings under the agreement. In connection with entering into the credit agreement, the Company expensed approximately $0.4 million of unamortized deferred finance charges under the previous credit agreement for the year ended December 31, 2005. The Company incurred approximately $0.8 million of deferred finance charges under the existing credit agreement. At December 31, 2006, the Company had outstanding letters of credit aggregating $4.4 million which is primarily comprised of letters of credit for the Department of Education and real estate leases.

The obligations of the Company under the credit agreement are secured by a lien on substantially all of the assets of the Company and its subsidiaries and any assets that it or its subsidiaries may acquire in the future, including a pledge of substantially all of the subsidiaries’ common stock. Outstanding borrowings bear interest at the rate of adjusted LIBOR plus 1.0% to 1.75%, as defined, or a base rate (as defined in the credit agreement). In addition to paying interest on outstanding principal under the credit agreement, the Company and its subsidiaries are required to pay a commitment fee to the lender with respect to the unused amounts available under the credit agreement at a rate equal to 0.25% to 0.40% per year, as defined. In connection with the Company’s initial public offering in 2005, the Company repaid the then outstanding loan balance of $31.0 million.

On May 16, 2006, the Company borrowed $10.0 million under the credit agreement. The interest rate under this borrowing was 6.17%. On July 5, 2006, and on November 13, 2006, the Company borrowed $2.0 million, respectively under the credit agreement. All amounts under the credit agreement were repaid by December 31, 2006. There were no borrowings outstanding under the credit agreement at December 31, 2006.

The credit agreement contains various covenants, including a number of financial covenants. Furthermore, the credit agreement contains customary events of default as well as an event of default in the event of the suspension or termination of Title IV Program funding for the Company’s and its subsidiaries' schools aggregating 10% or more of the Company’s EBITDA (as defined) or its consolidated total assets and such suspension or termination is not cured within a specified period.  As of December 31, 2006, the Company was in compliance with the financial covenants contained in the credit agreement.

(b) The Company completed a sale and a leaseback of several facilities on December 28, 2001, as discussed further in Note 17. The Company retained a continuing involvement in the lease and as a result it is prohibited from utilizing sale-leaseback accounting. Accordingly, the Company has treated this transaction as a finance lease. Rent payments under this obligation for the three years in the period ended December 31, 2006 were $1.3 million, $1.3 million and $1.2 million, respectively. These payments have been reflected in the accompanying consolidated income statement as interest expense for all periods presented since the effective interest rate on the obligation is greater than the scheduled payments. The lease expiration date is January 25, 2017.

On May 22, 2006, the Company assumed a mortgage note payable as part of the acquisition of FLA in the amount of $7.2 million. The mortgage note was payable to the bank in monthly installments which varied due to changes in the interest rates. The note had an interest rate which was at the bank’s LIBOR rate plus 2.0% with a maturity date of May 1, 2023. The note was repaid in November 2006. Also see Note 16.

As of December 31, 2006, the Company was in compliance with the financial covenants contained in its borrowing agreements.

Scheduled maturities of long-term debt and lease obligations at December 31, 2006 are as follows:

Year ending December 31,
2007	$91
2008	91
2009	6
2010	-
2011	-
Thereafter	9,672
$9,860

10.	RECOURSE LOAN AGREEMENT

The Company entered into an agreement effective March 28, 2005 to June 30, 2006 with a SLM Financial Corporation (SLM) to provide up to $6.0 million of private recourse loans to qualifying students. The following table reflects selected information with respect to the recourse loan agreements, including cumulative loan disbursements and purchase activity under the agreement:

Disbursement Year	Loans Disbursed	Loans We May be Required to Purchase (1)
2005	$1,400	$420
2006	3,486	1,046
	$4,886	$1,466

(1)	Represents the maximum amount of loans under the agreement that we may be required to purchase in the future based on cumulative loans disbursed and purchased.

Under the recourse loan agreement, the Company is required to fund 30% of all loans disbursed into a SLM reserve account. The amount of our loan purchase obligation may not exceed 30% of this deposit. We record such amounts in accounts receivable on our consolidated balance sheet. Amounts on deposit may ultimately be utilized to purchase loans in default, in which case recoverability of such amounts would be in question. Accordingly, the Company recorded an allowance for the full amount of deposit. Approved funding under this agreement terminated by its terms on June 30, 2006.

11.	STOCKHOLDERS' EQUITY

Effective January 1, 2002, the Company adopted the Lincoln Technical Institute Management Stock Option Plan ("2002 Plan") for key employees, consultants and nonemployee directors. The name of the Plan was changed to the LESC Management Stock Option Plan in 2003. There are reserved for issue, upon exercise of options granted under the Plan, no more than 2,087,835 shares of the authorized common shares. The term of each option granted is ten years. The options awarded to each key employee were evenly divided between service options, which vest annually from the date of grant, and performance options, which vest according to annual targets. The vesting of the options varies depending on date of hire. For all key employees, or non-employee directors who were with the Company prior to February 1, 2001, 20% of their service options were granted as of the effective date with 20% vesting annually thereafter. For their performance options, 25% will vest each year beginning April 15, 2003, subject to the Company achieving certain financial goals. For all key employees, or non-employee directors who were hired after February 1, 2001, 20% of their service options vest on the anniversary of their hire date. Similarly, 20% of their performance options will vest on each April 15 after the date of hire subject to achieving certain financial goals and vest in full after five years. Prior to the Company’s initial public offering in June 2005, the exercise price of the options was the estimated fair value of the shares at the date of grant, as determined by the board of directors. Concurrent with the Company’s initial public offering, all performance options not yet vested were converted to service options and vest in the same manner as described above.

On June 8, 2005, the Company adopted the Lincoln Educational Services Corporation 2005 Long-Term Incentive Plan (the “LTIP”).  The LTIP permits the granting of stock options, restricted share units, performance share units, stock appreciation rights and other equity awards, as determined by the Company’s compensation committee.  The compensation committee has the authority, among other things, to determine eligibility to receive awards, the type of awards to be granted, the number of shares of stock subject to, or cash amount payable in connection with, the awards and the terms and conditions of each award (including vesting, forfeiture, payment, exercisability and performance periods and targets). The maximum number of shares of our common stock that may be issued for all purposes under the LTIP is 1,000,000 shares plus any shares of common stock remaining available for issuance under the 2002 Plan. Any shares of our common stock that (i) correspond to awards under the LTIP or the 2002 Plan that are forfeited or expire for any reason without having been exercised or settled or (ii) are tendered or withheld to pay the exercise price of an award or to satisfy a participant’s tax withholding obligations will be added back to the maximum number of shares available for issuance under the LTIP.

On June 23, 2005, the Amended and Restated Certificate of Incorporation became effective. The Amended and Restated Certificate of Incorporation increased the number of authorized common shares from 50.0 million shares to 100.0 million shares and authorized 10.0 million shares of preferred stock.

On June 28, 2005, the Company issued 3.0 million shares of common stock in an initial public offering for approximately $53.1 million in net cash proceeds, after deducting underwriting commissions and offering expenses of approximately $6.9 million.  A portion of the $53.1 million in net proceeds received from the sale of common stock was used to repay all the outstanding indebtedness under the credit facility discussed in Note 9, totaling $31.0 million.

On July 18, 2005, the underwriters of the initial public offering exercised a portion of their over-allotment option resulting in the Company’s sale on July 22, 2005 of 177,425 shares of common stock and net proceeds to the Company of $3.3 million.

Pursuant to the Company’s 2005 Non-Employee Directors Restricted Stock Plan (the “Non-Employee Directors Plan”), each of the Company’s seven non-employee directors received an award of 3,069 restricted shares of common stock equal to $0.06 million on July 29, 2005. On January 1, 2006, one non-employee director resigned, forfeiting 3,069 restricted shares of common stock awarded on July 29, 2005. Two newly appointed non-employee directors each received an award of 3,625 restricted shares of common stock equal to $0.06 million on March 1, 2006.  Additionally, on May 23, 2006, the date of our annual meeting, each non-employee director received an annual restricted award of 1,781 restricted shares of common stock equal to $0.03 million. The number of shares granted to each non-employee director was based on the fair market value of a share of common stock on that date.  The restricted shares vest ratably on the first, second and third anniversaries of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these restricted shares. As of December 31, 2006, there were a total of 39,912 shares awarded and 6,138 shares vested under the Non-Employee Directors Plan. The recognized restricted stock expense as of December 31, 2006 and 2005 was $0.3 million and $0.06 million respectively. The deferred compensation or unrecognized restricted stock expense as of December 31, 2006 and 2005 was $0.4 million and $0.5 million respectively.

During 2002, 147,563 shares were purchased by certain officers and directors. In connection with the purchase of these shares, the Company received promissory notes for approximately $0.4 million, payable in 10 years. Interest was payable annually at an annual interest rate of 5.6%. These notes had been reflected as a reduction in stockholders' equity. During 2004, approximately $0.3 million of these loans were repaid. In the first quarter of 2005, the remaining balance on these loans was paid in full.

The fair value of the stock options used to compute stock-based compensation is the estimated present value at the date of grant using the Black-Scholes option pricing model. The weighted average fair values of options granted during 2006, 2005, and 2004 were $9.68, $10.55, and $15.05, respectively, using the following weighted average assumptions for grants:

	December 31,
	2006	2005	2004
Expected volatility	55.10%	55.10-71.35%	59.79-80.35%
Expected dividend yield	0%	0%	0%
Expected life (term)	6 Years	4-8 Years	4-8.5 Years
Risk-free interest rate	4.13-4.84%	3.59-4.29%	2.45-4.27%
Weighted-average exercise price during the year	$17.00	$17.14	$23.88

The following is a summary of transactions pertaining to the option plans:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate intrinsic Value (in thousands)
Outstanding December 31, 2003	2,155,595	$5.22
Granted	128,500	23.88
Cancelled	(230,425)	9.49
Exercised	(31,175)	3.10

Outstanding December 31, 2004	2,022,495	5.92
Granted	189,500	17.14
Cancelled	(102,125)	11.30
Exercised	(270,697)	2.65

Outstanding December 31, 2005	1,839,173	7.26
Granted	256,000	17.00
Cancelled	(103,072)	13.98
Exercised	(263,876)	3.56		$3,444

Outstanding December 31, 2006	1,728,225	8.85	6.31 years	10,255

Exercisable as of December 31, 2006	1,189,582	5.64	5.37 years	9,876

As of December 31, 2006, we estimate that pre-tax compensation expense for all unvested stock option awards, in the amount of approximately $2.7 million which will be expensed over the weighted-average period of approximately 2.0 years.

The following table presents a summary of options outstanding at December 31, 2006:

	As of December 31, 2006
	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Contractual Weighted Average life (years)	Weighted Average Price	Shares	Weighted Exercise Price
$1.55	50,898	2.47	$1.55	50,898	$1.55
$3.10	906,952	5.03	3.10	885,512	3.10
$4.00-$13.99	38,500	6.34	5.81	17,300	5.43
$14.00-$19.99	591,375	8.27	15.28	190,872	14.03
$20.00-$25.00	140,500	7.75	22.41	45,000	23.01

	1,728,225	6.31	8.85	1,189,582	5.57

12.	PENSION PLAN

The Company sponsors a noncontributory defined benefit pension plan covering substantially all of the Company's union employees. Benefits are provided based on employees' years of service and earnings. This plan was frozen on December 31, 1994 for nonunion employees.

The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements as of December 31:

	Year Ended December 31,
	2006	2005
CHANGES IN BENEFIT OBLIGATIONS:
Benefit obligation-beginning of year	$13,961	$13,055
Service cost	110	104
Interest cost	797	732
Actuarial loss	218	710
Benefits paid	(462)	(640)
Benefit obligation at end of year	14,624	13,961

CHANGE IN PLAN ASSETS:
Fair value of plan assets-beginning of year	14,330	14,071
Actual return on plan assets	1,663	649
Employer contribution	200	250
Benefits paid, including expenses	(462)	(640)
Fair value of plan assets-end of year	15,731	14,330

FAIR VALUE IN EXCESS OF BENEFIT OBLIGATION FUNDED STATUS:	$1,107	$369

Amounts recognized in the consolidated balance sheets consist of:

	Year Ended December 31,
	2006	2005
Noncurrent assets	$1,107	$-
Current liabilities	-	-
Noncurrent liabilities	-	-
	$1,107	$-

Amounts recognized in accumulated other comprehensive income consist of:

	Year Ended December 31,
	2006	2005
Transition asset/(obligation)	$-	$-
Prior service cost	-	-

Loss	(4,062)	-
	$(4,062)	$-

The accumulated benefit obligation was $14.5 million and $14.0 million at December 31, 2006 and 2005, respectively.

Effective on December 31, 2006, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The incremental effects of applying Statement 158 on the Company’s December 31, 2006 consolidated financial statements, on a line by line basis, are as follows:

	Balances Before Adoption of Statement 158	Adjustments	Balances Before Adoption of Statement 158
Pension plan assets, net	$5,169	$(4,062)	$1,107
Deferred income taxes	1,037	1,651	2,688
Accumulated other comprehensive income	-	2,411	2,411

The following table provides the components of net periodic benefit cost for the plan:

	Year Ended December 31,
	2006	2005
COMPONENTS OF NET PERIODIC BENEFIT COST (INCOME)
Service cost	$110	$104
Interest cost	797	732
Expected return on plan assets	(1,122)	(1,101)
Amortization of transition asset	-	(3)
Amortization of prior service cost	1	1
Recognized net actuarial loss	316	266
Net periodic benefit cost (income)	$102	$(1)

The estimated net loss, transition obligation and prior service cost for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next year are $0.2 million, 0 and 0, respectively.

Fair value of total plan assets by major asset category as of December 31:

	2006	2005
Equity securities	49%	48%
Fixed income	36%	39%
International equities	14%	12%
Cash and equivalents	1%	1%
Total	100%	100%

Weighted-average assumptions used to determine benefit obligations as of December 31:

	2006	2005
Discount rate	5.82%	5.75%
Rate of compensation increase	4.00%	4.00%

Weighted-average assumptions used to determine net periodic pension cost for years ended December 31:

	2006	2005
Discount rate	5.75%	5.75%
Rate of compensation increase	4.00%	4.00%
Long-term rate of return	8.00%	8.00%

As this plan was frozen to non-union employees on December 31, 1994, the difference between the benefit obligation and accumulated benefit obligation is not significant in any year.

The Company invests plan assets based on a total return on investment approach, pursuant to which the plan assets include a diversified blend of equity and fixed income investments toward a goal of maximizing the long-term rate of return without assuming an unreasonable level of investment risk. The Company determines the level of risk based on an analysis of plan liabilities, the extent to which the value of the plan assets satisfies the plan liabilities and the plan's financial condition. The investment policy includes target allocations ranging from 30% to 70% for equity investments, 20% to 60% for fixed income investments and 0% to 10% for cash equivalents. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. The Company measures and monitors the investment risk of the plan assets both on a quarterly basis and annually when the Company assesses plan liabilities.

The Company uses a building block approach to estimate the long-term rate of return on plan assets. This approach is based on the capital markets assumption that the greater the volatility, the greater the return over the long term. An analysis of the historical performance of equity and fixed income investments, together with current market factors such as the inflation and interest rates, are used to help make the assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, the Company reviews the portfolio of plan assets and makes adjustments thereto that the Company believes are necessary to reflect a diversified blend of equity and fixed income investments that is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk. The Company also compares the portfolio of plan assets to those of other pension plans to help assess the suitability and appropriateness of the plan's investments.

While the Company does not expect to make any contributions to the plan in 2007, after considering the funded status of the plan, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to the plan in any given year.

The total amount of the Company’s contributions paid under its pension plan was $0.2 million and $0.3 million for the year ended December 31, 2006 and 2005, respectively. The net periodic benefit expense was $102,000 for the year ended December 31, 2006. The net periodic benefit income was $1,000 for the year ended December 31, 2005.

Information about the expected benefit payments for the plan is as follows:

Fiscal Year Ending December 31,
2007	$645
2008	661
2009	703
2010	769
2011	798
Years 2012-2016	5,000

Effective January 1, 1995, the Company established a 401(k) salary reduction plan for all eligible employees. Employees may contribute up to 15% of their compensation into the plan. The Company will contribute an additional 30% of the employee's contributed amount on the first 6% of compensation. For the years ended December 31, 2006, 2005 and 2004 the Company's expense for the 401(k) plan amounted to $0.9 million, $0.9 million and $0.9 million, respectively.

13.	INCOME TAXES

Components of the provision for income taxes were as follows:

	Year Ended December 31,
	2006	2005	2004
Current:
Federal	$12,812	$10,164	$8,436
State	2,935	2,427	1,797
Total	15,747	12,591	10,233

Deferred:
Federal	(2,908)	75	(329)
State	(747)	265	-
Total	(3,655)	340	(329)

Total provision	$12,092	$12,931	$9,904
The components of the deferred tax assets are as follows:

	At December 31,
	2006	2005
Deferred tax assets
Current:
Accrued vacation	$94	$81
Allowance for bad debts	4,683	3,084
Accrued student fees	50	376
Other	-	4
Total current deferred tax assets	4,827	3,545

Noncurrent:
Accrued rent	2,177	1,649
Stock-based compensation	1,568	1,140
Depreciation	5,369	2,698
Other intangibles	(3,177)	487
Net operating loss carryforward	-	60
Sale leaseback-deferred gain	1,889	1,769
Other	-	7
Total noncurrent deferred tax assets	7,826	7,810

Deferred tax liabilities
Noncurrent:
Goodwill	(4,687)	(2,961)
Prepaid pension cost	(451)	(2,059)
Total deferred tax liabilities	(5,138)	(5,020)
Total net noncurrent deferred tax assets	2,688	2,790
Total net deferred tax assets	$7,515	$6,335

At December 31, 2005, the Company had $0.8 million of state net operating loss carry-forwards, which were used in 2006.

The difference between the actual tax provision and the tax provision that would result from the use of the Federal statutory rate is as follows:

	Year Ended December 31,
	2006		2005		2004
Income before taxes	$29,176		$33,215		$23,811

Expected tax	$10,212	35.0%	$11,625	35.0%	$8,334	35.0%
State tax expense (net of federal benefit)	1,676	5.7	1,852	5.6	1,273	5.3
Resolution of tax contingency (a)	-	-	(785)	(2.4)	-	-
Other	204	0.7	239	0.7	297	1.3
Total	$12,092	41.4%	$12,931	38.9%	$9,904	41.6%

(a) For the year ended December 31, 2005, the Company recognized a benefit of approximately $0.8 million resulting from the resolution of a tax contingency.

14.	SEGMENT REPORTING

The Company's principal business is providing post-secondary education. Accordingly, the Company's operations aggregate into one reporting segment.

15.	RELATED PARTY TRANSACTIONS

Pursuant to the Employment Agreement between Shaun E. McAlmont and the Company, the Company agreed to pay and reimburse Mr. McAlmont the reasonable costs of his relocation from Denver, Colorado to West Orange, New Jersey in the year ended December 31, 2006. Such relocation assistance included the purchase by the Company of Mr. McAlmont’s home in Denver, Colorado. The $0.5 million price paid for Mr. McAlmont’s home equaled the average of the amount of two independent appraisers selected by the Company. This amount is reflected in property, equipment and facilities in the accompanying consolidated balance sheets.

The Company had a consulting agreement with Hart Capital LLC, which terminated by its terms in June 2004, to advise the Company in identifying acquisition and merger targets and assisting with the due diligence reviews of and negotiations with these targets.  Hart Capital is the managing member of Five Mile River Capital Partners LLC, which is the second largest stockholder of the Company.  Steven Hart, the President of Hart Capital, is a member of the Company’s board of directors. The Company paid Hart Capital a monthly retainer, reimbursement of expenses and an advisory fee for its work on successful acquisitions or mergers.  In accordance with the agreement, the Company paid Hart Capital approximately $0, and $0.4 million for the years ended December 31, 2006 and 2005, respectively.  In connection with the consummation of the NETI acquisition, which closed on January 11, 2005, the Company paid Hart Capital $0.3 million for its services.

In 2003, the Company entered into a management service agreement with its major stockholder.  In accordance with this agreement the Company paid Stonington Partners a management fee of $0.75 million per year for management consulting and financial and business advisory services for each of the years in 2005, 2004 and 2003.  Such services included valuing acquisitions and structuring their financing and assisting with new loan agreements.  The Company paid Stonington Partners $0 and $0.75 million for the years ended December 31, 2006 and 2005, respectively. Fees paid to Stonington Partners were being amortized over a twelve month period.  This agreement terminated by its terms upon the Company’s completion of its initial public offering.  Selling, general and administrative expenses for the year ended December 31, 2005 include a $0.4 million resulting from the amortization of these fees.

During 2002, certain members of senior management issued personal recourse secured promissory notes to the Company for approximately $0.4 million in connection with their purchase of shares of our company stock.  These notes have been reflected as a reduction in stockholders’ equity.  All amounts outstanding under these promissory notes were repaid by the end of the first quarter of 2005.

16.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On May 22, 2006, the Company assumed a mortgage note payable (See Note 9) with an accompanying interest rate swap (the “SWAP”) as part of the acquisition of the New England Institute of Technology at Palm Beach, Inc. in the amount of $7.2 million.  The Company accounted for the interest rate swap agreement in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  Under the swap agreement, the Company paid a fixed rate tied to the one month LIBOR rate until May 1, 2013 and received a variable rate of 6.48%.  The SWAP was accounted for as an ineffective hedge as it did not meet the requirements set forth under SFAS No. 133.  Accordingly, other income (loss) includes a loss of $0.2 million as of December 31, 2006.  The Company repaid the mortgage note in November 2006. As a result the SWAP agreement was terminated and the Company received $0.2 million for the fair market value.

17.	COMMITMENTS AND CONTINGENCIES

Lease Commitments—The Company leases office premises, educational facilities and various equipment for varying periods through the year 2020 at basic annual rentals (excluding taxes, insurance, and other expenses under certain leases) as follows:

Year Ending December 31,	Finance Obligations	Operating Leases	Capital Leases
2007	$1,334	$15,951	$101
2008	1,334	15,400	95
2009	1,334	13,923	7
2010	1,334	12,570	-
2011	1,334	11,916	-
Thereafter	6,784	76,452	-
	13,454	146,212	203
Less amount representing interest	(13,454)	-	(15)
	$-	$146,212	$188

On December 28, 2001, the Company completed a sale and a leaseback of four owned facilities to a third party for net proceeds of approximately $8.8 million. The initial term of the lease is 15 years with two ten-year extensions. The lease is an operating lease that starts at $1.2 million in the first year and increases annually by the consumer price index. The lease includes an option near the end of the initial lease term to purchase the facilities at fair value, as defined. This transaction is being accounted for as a lease obligation. The net proceeds received have been reflected in the consolidated balance sheet as a finance obligation. The lease payments are included as a component of interest expense.

Rent expense, included in operating expenses in the accompanying financial statements for the three years ended December 31, 2006 is $15.7 million, $15.1 million, and $13.5 million, respectively. Interest expense related to the financing obligation in the accompanying financial statements for the years ended December 31, 2006, 2005 and 2004 is $1.3 million, $1.3 million and $1.2 million, respectively.

Capital Expenditures—The Company has entered into commitments to expand or renovate campuses. These commitments are in the range of $3.0 to $5.0 million in the aggregate and are due within the next 12 months.

Litigation and Regulatory Matters—In the ordinary conduct of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, claims involving students or graduates and routine employment matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, financial condition, results of operation or cash flows.

18.	UNAUDITED QUARTERLY FINANCIAL INFORMATION

Quarterly financial information for 2006 and 2005 is as follows (in thousands except per share data):

	Quarter
2006	First	Second	Third	Fourth

Revenues	$72,612	$72,647	$81,911	$83,460
Operating income	5,299	2,523	5,580	17,219
Income from continuing operations	3,108	1,406	2,788	9,799
Loss from discontinued operations	(346)	(440)	(556)	(207)
Net income	2,762	966	2,232	9,592
Income per share:
Basic
Earnings per share from continuing operations	$0.12	$0.06	$0.11	$0.39
Loss per share from discontinued operations	(0.01)	(0.02)	(0.02)	(0.01)
Net income (loss) per share	$0.11	$0.04	$0.09	$0.38
Diluted
Earnings per share from continuing operations	$0.12	$0.05	$0.11	$0.38
Loss per share from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net income per share	$0.11	$0.04	$0.09	$0.37

	Quarter
2005	First	Second	Third	Fourth

Revenues	$68,031	$65,361	$75,355	$78,621
Operating income	3,460	1,647	8,577	21,405
Income from continuing operations	1,336	536	5,954	12,472
Loss from discontinued operations	(564)	(494)	(469)	(62)
Net income	772	42	5,485	12,410
Income per share:
Basic
Earnings per share from continuing operations	$0.06	$0.02	$0.24	$0.49
Loss per share from discontinued operations	(0.02)	(0.02)	(0.02)	-
Net income (loss) per share	$0.04	$-	$0.22	$0.49
Diluted
Earnings per share from continuing operations	$0.06	$0.02	$0.23	$0.48
Loss per share from discontinued operations	(0.03)	(0.02)	(0.02)	-
Net income per share	$0.03	$-	$0.21	$0.48

19.	DISCONTINUED OPERATIONS

On July 31, 2007 the Company’s Board of Directors approved a plan to cease operations at the Company’s Plymouth Meeting, Pennsylvania, Norcross, Georgia and Henderson, Nevada campuses.  As a result of the above decision, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 30, 2007 all operations have ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

As a result of the cessation of operations at these three campuses as of September 30, 2007, they have been reported as discontinued operations as follows:

	Year Ended
	2006	2005	2004
Revenues	$10,876	$11,853	$12,725

Operating expenses	(13,493)	(14,432)	(14,316)
Loss from discontinued operations	(2,617)	(2,579)	(1,591)
Benefit for income taxes	(1,085)	(1,004)	(662)

Net loss from discontinued operations	$(1,532)	$(1,575)	$(929)

LINCOLN EDUCATIONAL SERVICES CORPORATION

Schedule II—Valuation and Qualifying Accounts

(in thousands)

Description	Balance at Beginning of Period	Charged to Expense	Amount Written-off	Balance at End of Period
Allowance accounts for the year ended:

December 31, 2006
Student receivable allowance	$7,647	$15,590	$(11,701)	$11,536
December 31, 2005
Student receivable allowance	$7,023	$11,188	$(10,564)	$7,647
December 31, 2004
Student receivable allowance	$5,469	$9,247	$(7,693)	$7,023